                                                                   Exhibit 10.11



                           PURCHASE AND SALE AGREEMENT



                                 By and Between

                           AGILENT TECHNOLOGIES, INC.

                                   ("SELLER")



                                       and



                                BEA SYSTEMS, INC.

                                    ("BUYER")

                                TABLE OF CONTENTS

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
1.      PURCHASE AND SALE......................................................  1

        1.1    Property........................................................  1
        1.2    Excluded Property...............................................  1

2.      PURCHASE PRICE.........................................................  2

        2.1    Deposit.........................................................  2
        2.2    Interest on Deposit.............................................  2
        2.3    Disposition of Deposit..........................................  2
        2.4    Cash Balance....................................................  2

3.      TITLE..................................................................  2

        3.1    Vesting of Title................................................  2
        3.2    Buyer's Title Insurance.........................................  3
        3.3    Permitted Exceptions............................................  3
        3.4    Covenants, Conditions and Restrictions..........................  4
        3.5    Telecommunications Utility Easement.............................  4

4.      ESCROW.................................................................  4

        4.1    Opening of Escrow...............................................  4
        4.2    Instructions to Title Company...................................  4

5.      CLOSING................................................................  4

        5.1    Closing.........................................................  4
        5.2    Failure to Close................................................  5

6.      DUE DILIGENCE..........................................................  6

        6.1    [Intentionally omitted].........................................  6
        6.2    Available Information...........................................  6
        6.3    Title Review....................................................  6
        6.4    Inspection; Right of Entry......................................  7
        6.5    Buyer's Reports.................................................  8
        6.6    Indemnity.......................................................  9
        6.7    Approval by Buyer...............................................  9

7.      CONDITIONS TO CLOSING.................................................. 10

        7.1    Seller's Conditions............................................. 10
        7.2    Buyer's Conditions.............................................. 10
        7.3    Failure of Conditions........................................... 11
        7.4    Satisfaction of Conditions...................................... 11

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                               TABLE OF CONTENTS
                                  (CONTINUED)

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8.      DELIVERIES INTO ESCROW................................................. 11

        8.1    Deliveries by Seller............................................ 11
        8.2    Deliveries by Buyer............................................. 12
        8.3    Delivery to Buyer Upon Closing.................................. 12

9.      PRORATIONS; CLOSING COSTS; CREDITS..................................... 12

        9.1    Prorations...................................................... 12
        9.2    Closing Costs................................................... 13
        9.3    Other Expenses.................................................. 14

10.     OPERATION OF PROPERTY PENDING THE CLOSING AND POST-CLOSING OBLIGATIONS. 14

        10.1   Normal Course of Business....................................... 14
        10.2   Further Encumbrances............................................ 14
        10.3   Leasing......................................................... 14
        10.4   New Obligations................................................. 14
        10.5   Construction/Subdivision Obligations............................ 14
        10.6   Tax Parcel Segregation.......................................... 23
        10.7   Relocation of Substation........................................ 23
        10.8   Species of Special Concern...................................... 23
        10.9   Real Property Taxes for Tax Year 2001/2002...................... 23

11.     REPRESENTATIONS AND WARRANTIES......................................... 24

        11.1   No Representations or Warranties by Seller...................... 24
        11.2   Seller's Representations and Warranties......................... 24
        11.3   Buyer's Representations and Warranties.......................... 26
        11.4   Knowledge Defined............................................... 26

12.     INDEMNIFICATION........................................................ 27

        12.1   Indemnification of Buyer........................................ 27
        12.2   Defense of Claims Against Buyer................................. 27
        12.3   Indemnification of Seller....................................... 27
        12.4   Defense of Claims Against Seller................................ 27

13.     CASUALTY OR CONDEMNATION............................................... 28

        13.1   Casualty........................................................ 28
        13.2   Condemnation.................................................... 28

14.     BROKERS................................................................ 28


15.     NOTICES................................................................ 29

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                               TABLE OF CONTENTS
                                  (CONTINUED)

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16.     LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.......................... 30

        16.1   No Reliance on Documents........................................ 30
        16.2   As-Is Sale: Disclaimers......................................... 30
        16.3   Material Change................................................. 31
        16.4   Survival of Seller's Representations and Warranties............. 32
        16.5   Survival of Limitations......................................... 32

17.     MISCELLANEOUS.......................................................... 32

        17.1   Time............................................................ 32
        17.2   Attorneys' Fees................................................. 32
        17.3   No Waiver....................................................... 32
        17.4   Entire Agreement................................................ 32
        17.5   Survival........................................................ 33
        17.6   Successors and Assigns.......................................... 33
        17.7   Severability.................................................... 33
        17.8   Captions........................................................ 33
        17.9   Exhibits........................................................ 33
        17.10  Relationship of the Parties..................................... 33
        17.11  Governing Law................................................... 33
        17.12  Review by Counsel............................................... 34
        17.13  Counterparts.................................................... 34
        17.14  Filing of Reports............................................... 34
        17.15  1031 Exchange................................................... 34
        17.16  Third Party Beneficiaries....................................... 34
        17.17  Facsimile Signatures............................................ 34

18.     DEFAULT................................................................ 35

        18.1   Liquidated Damages.............................................. 35
        18.2   Default by Seller............................................... 35

                           PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT ("AGREEMENT") is made and entered into as of February 1, 2001 (the "EFFECTIVE DATE") by and between Agilent Technologies, Inc., a Delaware corporation ("SELLER"), and BEA Systems, Inc., a Delaware corporation ("BUYER").

                                    RECITALS

        This Agreement is made with respect to the following facts and circumstances:

        A. Seller owns certain property consisting of approximately forty (40) acres described in Exhibit 1.1.1 (without representation by Seller as to exact area) that has been legally subdivided from Seller's adjacent property ("SELLER'S RETAINED PROPERTY") by the recordation of the Final Map (defined below), and located abutting North First Street in San Jose, Santa Clara County, California, which property is referred to in this Agreement as the "PROPERTY" and is more particularly defined below. The Property is shown as Parcel 2 on the Final Map, and Seller's Retained Property is shown as Parcel 1 on the Final Map.

        B. Subject to the terms and conditions herein, Seller desires to sell and Buyer desires to purchase the Property.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer agree as follows:

        1. PURCHASE AND SALE.

            1.1 Property. Subject to the terms and conditions hereof, Seller hereby agrees to sell, convey and assign to Buyer, and Buyer hereby agrees to purchase and accept from Seller on the Closing Date (as defined below) the following (collectively, the "PROPERTY"):

                1.1.1 That certain tract or parcel of land situated in the City of San Jose, County of Santa Clara, California, which is described on Exhibit
1.1.1 attached hereto, together with any and all rights, privileges and easements appurtenant thereto, which are owned by Seller (collectively, the "LAND"); and

                1.1.2 All improvements of every kind and description affixed to or located in, on, over, or under the Land (all of which are collectively referred to as the "IMPROVEMENTS").

            1.2 Excluded Property. Notwithstanding anything to the contrary set forth herein, the Property being conveyed pursuant to this Agreement does not include (and Seller expressly reserves all rights with respect to) any existing claims or causes of action with respect to the Property to the extent attributable to the period prior to the Closing Date including, without limitation, any tax rebates attributable to the period prior to the Closing and claims with respect to previous tenants.

        2. PURCHASE PRICE. Buyer shall pay as the purchase price for the Property ("PURCHASE PRICE") the sum of Two Hundred Ninety-Two Million Eight Hundred Six Thousand Three Hundred Forty Dollars ($292,806,340) (as it may be increased pursuant to Section 5.1.2). Buyer and Seller acknowledge that the amount of the Purchase Price has been calculated as the product of (i) Two Hundred Six Dollars ($206) multiplied by (ii) One Million Four Hundred Twenty-One Thousand Three Hundred Ninety (1,421,390), which is the maximum number of FAR square feet permitted to be developed on the Property pursuant to the PD Permit (as defined in Section 10.5.1.1). As used herein, "FAR" shall mean the maximum floor area ratio permitted to be constructed by the PD Permit and has been defined, calculated and determined in accordance with the standards used by the City of San Jose (the "CITY") in expressing maximum density for development of buildings. The Purchase Price shall be paid as follows:

        2.1 Deposit. On or before one (1) business day following the Effective Date, Buyer shall cause Ten Million Dollars ($10,000,000) (the "DEPOSIT") in immediately available funds to be delivered into Escrow (as defined below). The failure of Buyer to timely deliver the Deposit shall be a material default, and shall entitle Seller, at Seller's sole option and as Seller's sole remedy for such default, to terminate this Agreement immediately by giving written notice of such termination to Buyer and the Title Company (as defined below);

        2.2 Interest on Deposit. The Deposit shall be held by the Title Company as an earnest money deposit towards the Purchase Price. The Deposit shall be held in Escrow in accordance with the provisions of this Agreement in a federally insured interest bearing account or other investment suitable for daily investment reasonably acceptable to Seller and Buyer (and in any event with any risk of loss for the account of Buyer) with any interest accruing thereon to be paid or credited, except as otherwise provided in this Agreement, to Buyer. The term "DEPOSIT" shall include any and all interest then accrued;

        2.3 Disposition of Deposit. At the Closing (as defined below), the Deposit shall be paid to Seller and shall be applied and credited toward the payment of the Purchase Price. If Escrow does not close, and this Agreement is terminated in a manner governed by Sections 7.3 or 13.2, the Deposit will be disbursed to Buyer as provided in such Sections. If the Escrow does not close and none of Sections 7.3 or 13.2 applies, the Deposit shall be returned to Buyer unless the provisions of Section 18.1 are applicable, in which case the disposition of the Deposit shall be governed by the provisions of Section 18.1; and

        2.4 Cash Balance. On or before the Closing, Buyer shall pay Seller the balance of the Purchase Price, net of any prorations and closing costs to be paid by Seller as provided in this Agreement, by federal wire transfer of immediately available funds to a bank account(s) designated by Seller in a written notice to Buyer.

        3. TITLE.

            3.1 Vesting of Title. At Closing, Seller shall convey fee simple title to the Property to Buyer by execution and delivery of the Deed (as defined below). Issuance by the Title Company (or


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


an unconditional commitment to issue) as of the Closing of the Buyer's Title Policy (as defined below) shall constitute evidence of delivery of title by Seller.

            3.2 Buyer's Title Insurance. Buyer's obligation to purchase the Property shall be conditioned upon the Title Company issuing at Closing to Buyer a CLTA standard coverage owner's form of title insurance policy (or, if Buyer so elects pursuant to the next succeeding sentence, an ALTA owner's form of title insurance policy) in the amount of the Purchase Price insuring that fee simple title to the Property is vested in Buyer subject only to the Permitted Exceptions (as defined below) ("BUYER'S TITLE POLICY"). Buyer shall be entitled to request that the Title Company provide an ALTA title insurance policy and/or such endorsements to the Buyer's Title Policy as Buyer may reasonably require, provided that such ALTA policy and/or endorsements shall be at no cost or additional liability to Seller and the Closing shall not be delayed as a result of Buyer's request.

            3.3 Permitted Exceptions. As a condition precedent of Buyer's obligations as provided in Section 7.2.4 but not as a covenant of Seller, Seller shall convey the Property and Buyer shall accept the Property subject only to the following matters, which are collectively referred to as the "PERMITTED EXCEPTIONS":

                3.3.1 all exceptions to title shown in the amended pro forma owner's policy of title insurance issued by the Title Company and bearing No. 844989 distributed January 29, 2001 (the "TITLE REPORT"), a copy of which is attached hereto as Exhibit 3.3.1, and all matters shown on the Survey of the Property dated January 24, 2001, prepared by Nolte Associates, Inc., bearing Job No. SJ0705 (the "SURVEY").

                3.3.2 the lien of non-delinquent real and personal property taxes and assessments;

                3.3.3 local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now existing or hereafter in effect with respect to the Property;

                3.3.4 matters affecting the condition of title created by or with the written consent of Buyer;

                3.3.5 water rights, and claims of title to water, whether or not shown by the public records (provided, however, that Seller shall not claim or reserve any water rights on or with respect to the Property);

                3.3.6 unless Buyer elects to obtain an ALTA policy of title insurance, discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which inspection of the Property would disclose and which are not shown by the public records;

                3.3.7 standard printed exclusions generally included in a CLTA owner's policy (or ALTA owner's policy, as the case may be); and


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

                3.3.8 the CC&Rs and easements referred to in Sections 3.4, 3.5 and 10.7 hereof.

            3.4 Covenants, Conditions and Restrictions. At the Closing, Seller and Buyer shall each execute, deliver to each other, and cause to be recorded the covenants, conditions and restrictions in the form attached hereto as
Exhibit 3.4 (the "CC&RS"), which shall be recorded concurrently with, but immediately following, the recordation of the Grant Deed.

            3.5 Telecommunications Utility Easement. At the Closing, Seller and Buyer shall each execute, deliver to each other, and cause to be recorded the utility easement in the form attached hereto as Exhibit 3.5 (the
"TELECOMMUNICATIONS UTILITY EASEMENT"), which shall be recorded currently with, but immediately following, recordation of the Grant Deed and the CC&Rs.

        4. ESCROW.

            4.1 Opening of Escrow. Seller shall deliver a copy of a fully executed counterpart of this Agreement into escrow ("ESCROW") to be established at Chicago Title Company, 110 W. Taylor Street, San Jose, California 95110,
Attention: Sharman McKenna ("TITLE COMPANY") on or before one (1) business day following the Effective Date.

            4.2 Instructions to Title Company. Seller and Buyer shall each be entitled to submit escrow instructions to the Title Company in connection with the Closing of the Escrow. Seller and Buyer shall, in addition, execute such further escrow instructions as the Title Company may reasonably require in connection with the Closing so long as such instructions are consistent with the provisions of this Agreement and the escrow instructions of Seller and Buyer. In the event of any conflict between the terms and conditions of this Agreement and the provisions of any escrow instructions prepared by Seller, Buyer or the Title Company, the terms and conditions of this Agreement shall control.

        5. CLOSING.

            5.1 Closing. The purchase and sale of the Property as contemplated by this Agreement, including but not limited to the delivery of the Deed, payment of the Purchase Price and receipt thereof by Seller, and the completion of the other matters required by this Agreement to be done contemporaneously (the "CLOSING") shall occur at the offices of the Title Company, and be completed by 5:00 p.m. on February 8, 2001 (the "Required Closing Date"), or such earlier date approved by both Buyer and Seller. The date on which the Closing actually occurs shall be referred to as the "CLOSING DATE". Seller and Buyer shall utilize either a "New York" closing procedure or a "California" closing procedure, depending upon which procedure will permit the closing to be completed on February 8, 2001. The parties acknowledge that Seller recorded the Final Map on January 30, 2001.

                5.1.1 Buyer shall have the right to extend the Required Closing Date until any business day on or before March 2, 2001, provided that Buyer strictly complies with all of the following conditions:


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

                    5.1.1.1 No later than 5:00 p.m., California time, on the second (2nd) business day prior to the then-scheduled Required Closing Date, Buyer shall give, and both Seller and the Title Company shall actually receive, Buyer's written notice (an "EXTENSION NOTICE") specifying the business day on which the Closing will occur, which shall then become the new Required Closing Date; and

                    5.1.1.2 Concurrently with Buyer's delivery of an Extension Notice, Buyer shall deposit an Additional Deposit (as hereinafter defined) into the Escrow in immediately-available funds. As used herein, an "ADDITIONAL DEPOSIT" shall equal the product of Sixty-Four Thousand Dollars ($64,000) multiplied by the number of calendar days that the Required Closing Date is extended by an Extension Notice. Upon Buyer's deposit of any Additional Deposit into the Escrow, such Additional Deposit shall immediately and automatically become a part of the Deposit, and all references in this Agreement to the "Deposit" shall thereafter include such Additional Deposit for all purposes, including, without limitation, for purposes of calculating liquidated damages under Section 18.1 of this Agreement.

                5.1.2 Immediately upon Buyer's giving any Extension Notice, the Purchase Price shall automatically be increased by an amount calculated as follows: Sixty-Four Thousand Dollars ($64,000) for each calendar day that such Extension Notice extends the Required Closing Date from and including February 9, 2001, through and including February 15, 2001, and One Hundred Sixty-Four Thousand Dollars ($164,000) for each calendar day that such Extension Notice extends the Required Closing Date from and including February 16, 2001, through and including March 2, 2001.

                5.1.3 Buyer shall not have the right to give more than three (3) Extension Notices. Any purported Extension Notice given by Buyer after Buyer's third Extension Notice shall be null and void.

                5.1.4 In addition to the manners provided for giving notices under Section 15 of this Agreement, (i) Buyer may give Extension Notices by facsimile transmission to Seller at 240/359-7444, attention James A. Schnur, with copies to 650/752-5742, attention Roxanne R. Rapson, and to 650/493-6811, attention Bradford C. O'Brien, and to the Title Company at 408/282-1404, attention Sharman McKenna, and (ii) Seller may give Buyer any notices with respect to any proposed extension by facsimile transmission to Buyer at 408/570-8923, attention Frank Jesse, with a copy to 415/391-8269, attention Charles H. Seaman. Any notices given by facsimile transmission pursuant to this
Section 5.1.4 shall be deemed effectively given upon transmission with confirmation of the addressees' receipt.

            5.2 Failure to Close. If the Closing does not occur on or before the Required Closing Date (as such date may be extended pursuant to the express provisions of this Agreement), then in the absence of a written agreement between the parties to extend the Closing Date, either party hereto (so long as such party is not then in default pursuant to this Agreement), without waiving any rights it may otherwise have pursuant to the Agreement (including, without limitation, Seller's right to collect liquidated damages for Buyer's default pursuant to Section 18.1), may elect to terminate this Agreement by giving written notice of such termination to the other and to the Title Company.


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        6. DUE DILIGENCE.

            6.1 [Intentionally omitted. ]

            6.2 Available Information. Buyer acknowledges that Seller has delivered or caused to be delivered to Buyer copies of all of the documents and materials relating to the Property listed on Exhibit 6.2 attached hereto (collectively, the "DUE DILIGENCE MATERIALS"). Seller has not undertaken any independent investigation as to the truth or accuracy of the documents and materials to be delivered and is providing same solely as an accommodation to Buyer. Buyer and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or the Property whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Buyer may disclose such data and information (i) to the employees, lenders, investors, consultants, appraisers, accountants and attorneys of Buyer provided that such persons agree to treat such data and information confidentially and
(ii) to the extent such data and information is generally known to the public or discoverable through a search of the public records. Further, data and information obtained by Buyer with respect to Seller or the Property may be disclosed to the extent required by applicable law including, without limitation, as a response to service of process or subpoena or pursuant to public reporting requirements applicable to Buyer by reason of its status as a publicly traded company, and shall be further subject to disclosure in connection with any litigation between Seller and Buyer. In the event this Agreement is terminated or Buyer fails to perform hereunder, Buyer shall promptly return to Seller any statements, documents, schedules, exhibits and other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Deposit to Buyer, Twenty-Five Thousand Dollars ($25,000) of the Deposit shall not be returned to Buyer unless and until Buyer has fulfilled its obligation to return to Seller the materials described in the preceding sentence and the Buyer's Reports in accordance with Section
6.5. The provisions of this Section 6.2 shall survive Closing or any termination of this Agreement, provided that following the Closing, Buyer shall be entitled to employ all data and information with respect to the Property as reasonably required in connection with the ownership and operation of the Property. Disclosure by Buyer in addition to that allowed above pursuant to provisions of this Section 6.2 will be allowed upon the prior consent of Seller, which consent shall not be unreasonably withheld.

            6.3 Title Review. Buyer acknowledges that, prior to the Effective Date, Buyer has had a full and complete opportunity to examine and review all matters with respect to title to the Property and all matters that would be disclosed by an accurate survey of the Property. Accordingly, subject only to
Section 6.3.3, Buyer waives any objection that Buyer has or may have to any such title and survey matters. Buyer acknowledges that Seller's sale and conveyance of the Property to Buyer will be subject to, and Buyer hereby approves, all Permitted Exceptions.

                6.3.1 Title Material. As part of the Due Diligence Materials, Seller has provided to Buyer a survey of the Property as part of a survey of the adjacent land owned by Seller ("SELLER'S SURVEY"). As set forth above, Seller has not undertaken any independent investigation as to the accuracy of Seller's Survey and has provided the same solely as an accommodation to Buyer. As a further accommodation to Buyer, and without limiting the disclaimers set forth above with respect thereto, Seller has caused the engineering company that prepared Seller's Survey to add Buyer and such other entities reasonably requested by Buyer to the certification on Seller's Survey. Buyer shall be solely responsible for all costs associated with such additional certification. Buyer acknowledges that Buyer has elected not to obtain a separate survey of the Property and has instead satisfied itself as to the completeness and accuracy of the Seller's Survey.

                6.3.2 [Intentionally omitted.]

                6.3.3 Subsequent Title Defects. Buyer may, at or prior to Closing, notify Seller in writing (the "SUBSEQUENT TITLE DEFECTS NOTICE") of any objection(s) to title exceptions (a) raised by the Title Company between the Effective Date and the Closing and (b) not disclosed by the Title Company or the Survey or otherwise known to Buyer prior to the Effective Date, provided that Buyer must notify Seller of such objection(s) to title within two (2) business days of being made aware of the existence of such exception. If Buyer gives a Subsequent Title Defects Notice to Seller, Seller shall have two (2) business days after receipt of the Subsequent Title Defects Notice to notify Buyer (a) that Seller will remove such objectionable exceptions from title on or before the Closing, provided that Seller may extend the Closing for such period as shall be required to effect such cure, but not beyond ten (10) days; or (b) that Seller elects not to cause such exceptions to be removed. If Seller fails to timely give such notice to Buyer, Seller shall have been deemed to have given notice to Buyer under clause (b). Seller shall have no obligation to remove any title exceptions to which Buyer objects; provided however, that Seller shall remove, as of the Closing, all liens evidencing any deed of trust (and related documents) securing financing, all mechanics' liens arising under Seller and all judgment liens. The procurement by Seller of a commitment of the Title Company for Buyer's Title Policy or an endorsement thereto insuring Buyer against any title exception which was disapproved pursuant to this Section 6.3.3 shall be deemed a cure by Seller of such disapproval. If Seller gives or is deemed to have given notice under clause (b) above, Buyer shall have two (2) business days from the date on which such notice to Buyer is given in which to notify Seller that Buyer will nevertheless proceed with the purchase and take title to the Property subject to such exceptions or that Buyer will terminate this Agreement. If Buyer fails to timely give such notice, Buyer shall be deemed to have elected to proceed with the purchase and take title to the Property subject to such exceptions. If this Agreement is terminated pursuant to the foregoing provisions of this Section 6.3.3, then neither party shall have any further rights or obligations hereunder (except with respect to those matters expressly set forth to survive such termination), the Deposit shall be returned to Buyer and each party shall bear its own costs incurred hereunder.

            6.4 Inspection; Right of Entry. Buyer acknowledges that (i) Buyer and Buyer's agents, contractors, engineers, consultants, employees and other representatives (collectively, "BUYER'S REPRESENTATIVES") have had the right, prior to the Effective Date and subject to the terms and conditions of Section
6.6 below, to enter the Property to inspect the same (including the performance of environmental audits of the Property in accordance with the terms of Section
6.4.1 below), and to conduct and carry out any and tests and studies as Buyer has deemed appropriate in connection with Buyer's acquisition of the Property, and (ii) Buyer has had a full and complete opportunity to satisfy itself with respect to, and Buyer has approved, all matters relating to the Property and all matters relevant to its use, including, without limitation, the condition of soils and sub-surfaces and the status of all zoning, permitting, and other entitlements relevant to the use or contemplated use of the Property. From and after the Effective Date, Buyer shall have no further right to enter upon the Property or to conduct any further inspections, tests, or studies regarding the Property.

                6.4.1 Environmental Testing. Without limiting the generality of the foregoing, Buyer acknowledges that Buyer has had the right, prior to the Effective Date, to conduct (or have conducted on its behalf by an environmental auditor) environmental audits of the Property, subject to the terms and conditions of this section and Section 6.6 below. Buyer has elected not to conduct any such environmental audit of the Property. From and after the Effective Date, Buyer shall have no further right to conduct environmental audits or inspections of the Property. All environmental studies, evaluations, audits and surveys shall be collectively referred to herein as "ENVIRONMENTAL SURVEYS".

                6.4.2 Western Burrowing Owls. Buyer acknowledges that, as described more fully in Section 10.9 below, (a) there may be present on the Property Owls (as defined below), (b) earlier this year, Seller conducted a survey of the location of the Owls on the Property at that time, a copy of which has been provided by Seller to Buyer as part of the Due Diligence Materials, (c) Seller has entered into a Mitigation Agreement (as defined below) with respect to the Owls, a copy of which is attached hereto as Exhibit 10.9, (d) the Mitigation Agreement contains certain restrictions on the use of the Property to protect the Owls, including restrictions on evicting Owls from their burrows and the obligation to create buffer zones within which no activity is permitted of
(i) 75 meters (250 feet) in radius between activities and Owls between February 1 and August 31 and (ii) 50 meters (165 feet) in radius between activities and Owls between September 1 through January 31. Buyer shall not do anything, and shall prevent Buyer's Representatives from doing anything, that might disturb the Owls or their burrows or otherwise violate the terms of the Mitigation Agreement. In particular, Buyer shall observe, and cause Buyer's Representatives to observe, the buffer zones described above and the other terms set forth in
Section 3 of the Mitigation Agreement.

                6.4.3 [Intentionally omitted]

                6.4.4 [Intentionally omitted]

            6.5 Buyer's Reports. If the purchase and sale described in this Agreement fails to close for any reason other than Seller's material breach of this Agreement, then all studies, surveys (including, without limitation, the Survey), if any, reports, test results and analyses concerning the Property prepared by, for or on behalf of Buyer in connection with the Property (collectively, "BUYER'S REPORTS") shall at the option of Seller, immediately be delivered and assigned, to the extent assignable, to Seller free and clear of all claims and at no cost, expense or liability to Seller. Buyer shall not be required to deliver to Seller internally prepared reports or analyses concerning the valuation or potential performance of the Property, nor shall Buyer be required to deliver to Seller any document which is privileged or is otherwise legally protected from disclosure. Any Buyer's Reports delivered to Seller at Seller's request pursuant to this Section 6.5 shall be delivered without representation or warranty, nor shall Seller assert any warranty or rights against the consultants of Buyer who have prepared such Buyer's Reports. Buyer shall not disclose or permit Buyer's Representatives to disclose to any third party, other than Buyer's consultants, agents and attorneys associated with the applicable investigation of the Property and other than as may be required by applicable law, the results of any of Buyer's inspections or testing of the Property. Buyer shall, in addition, be entitled to disclose the results of Buyer's inspections or testing to investors and potential lenders with respect to the Property and shall further be entitled to disclose such information as required by applicable law including, without limitation, as required by service of process or subpoena, and in connection with any litigation between Seller and Buyer. Following the Closing, Buyer shall further be entitled to use and disclose such information as reasonably required in connection with its ownership and operation of the Property. Prior to performing any inspections or testing of the Property, Buyer shall obtain any required permits and authorizations and shall pay all applicable fees required by any public body or agency in connection therewith.

            6.6 Indemnity. Buyer shall indemnify, protect, defend by counsel reasonably acceptable to Seller, and hold Seller harmless from and against any and all costs, expenses, claims, demands, liabilities, damages, losses or liens (including, without limitation, mechanics' liens), including reasonable attorneys' fees, arising from or in any fashion related to the entry by Buyer or Buyer's Representatives on the Property or the performance by Buyer or Buyer's Representatives of any testing or investigations of the Property except with respect to any loss or liability incurred by Seller resulting from the mere discovery by Buyer or Buyer's Representatives of the presence of hazardous materials at the Property or the existence of other defects with respect to the Property. Without limiting the scope or generality of the foregoing indemnity, Buyer shall not permit any mechanics', materialmen's, or other lien against all or any part of the Property to exist as the result of any activity by Buyer or Buyer's Representatives undertaken in connection with the Property. If any such lien shall be filed against the Property or any portion of the Property, Buyer shall cause the lien to be discharged within five (5) business days after the filing thereof. The provisions of this Section 6.6 shall survive the Closing and delivery of the Deed and shall further survive any earlier termination of this Agreement.

            6.7 Approval by Buyer. Buyer acknowledges that Buyer has had the right to review, in its sole, absolute and subjective discretion, and hereby approves, as of the Effective Date all aspects of the Property, including but not limited to, (i) the Due Diligence Materials, (ii) the physical and environmental condition of the Property, including, without limitation, the condition of the Improvements, the condition of the soil at the Property, the condition of the ground water at the Property, and the presence or absence of any hazardous materials at the Property, (iii) the financial condition of the Property, including, without limitation, the feasibility, convertibility, desirability and suitability of the Property for Buyer's intended use and purposes, (iv) the legal condition of the Property, including, without limitation, the Property's compliance or non-compliance with all statutes, ordinances, codes, regulations, decrees, orders and laws applicable to the Property, (v) the existence or non-existence of any governmental or quasi-governmental entitlements, if any, affecting the Property or any portion of the Property, (vi) any dimensions or specifications of the Property or any part thereof, (vii) the zoning, building and land use restrictions applicable to the Property or any portion thereof, and (vii) all other matters which Buyer has deemed relevant to its purchase of the Property. Accordingly, Buyer hereby waives any objection to any of the foregoing matters and acknowledges that Buyer shall have no right to terminate this Agreement, or to require that Seller or any other party take any action with respect to any such matters, except to the extent expressly provided in this Agreement.

        7. CONDITIONS TO CLOSING.

            7.1 Seller's Conditions. The obligation of Seller to sell and convey the Property pursuant to this Agreement is subject to the satisfaction on or before the Closing Date (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent, which conditions are for the benefit of Seller only and the satisfaction of which may be waived only in writing by Seller:

                7.1.1 Buyer's Deliveries. Delivery and execution by Buyer of all monies, items and instruments required to be delivered by Buyer pursuant to this Agreement;

                7.1.2 Buyer's Representations. Buyer's warranties and representations set forth herein shall be true and correct in all material respects as of the Closing Date;

                7.1.3 Buyer's Performance. Buyer shall have performed each and every agreement to be performed by Buyer pursuant to this Agreement;

                7.1.4 [Intentionally omitted];

                7.1.5 [Intentionally omitted].

            7.2 Buyer's Conditions. The obligation of Buyer to acquire the Property pursuant to this Agreement is subject to the satisfaction on or before the Closing Date (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent which conditions are for the benefit of Buyer only and the satisfaction of which may be waived only in writing by Buyer:

                7.2.1 Seller's Deliveries. Delivery and execution by Seller of all instruments and other items required to be delivered by Seller pursuant to this Agreement;

                7.2.2 Seller's Representations. Seller's warranties and representations set forth herein shall be true and correct in all material respects as of the Closing Date;

                7.2.3 Seller's Performance. Seller shall have performed each and every agreement to be performed by Seller pursuant to this Agreement;

                7.2.4 Buyer's Title Policy. As of the Closing, the Title Company shall have issued or shall have committed to issue, upon the sole condition of the payment of its regularly scheduled premium, the Buyer's Title Policy;

                7.2.5 [Intentionally omitted];

                7.2.6 [Intentionally omitted].

            7.3 Failure of Conditions. If any of the conditions set forth in Sections 7.1 or 7.2 are not timely satisfied or waived, for any reason other than the default of Buyer or Seller under this Agreement, then this Agreement and the rights and obligations of Buyer and Seller shall terminate and be of no further force or effect except as to those matters as specifically stated in this Agreement to survive termination, in which case the Title Company is hereby instructed to return promptly to the party which placed such items into Escrow all funds (including the Deposit which is to be promptly returned to Buyer) and documents which are held by the Title Company on the date of termination.

            7.4 Satisfaction of Conditions. The occurrence of the Closing shall constitute satisfaction of conditions set forth in Sections 7.1 and 7.2 not otherwise specifically satisfied or waived by Buyer or Seller.

        8. DELIVERIES INTO ESCROW.

            8.1 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following documents duly executed and acknowledged where appropriate:

                8.1.1 Deed. A grant deed (the "DEED") in the form attached hereto as Exhibit 8.1.1 conveying the Property to Buyer (or its permitted assignee) as provided in this Agreement which Deed is to be duly executed and acknowledged by Seller;

                8.1.2 FIRPTA. A certificate of non-foreign status to confirm that Buyer is not required to withhold part of the Purchase Price pursuant to
Section 1445 of the Internal Revenue Code of 1986, as amended which is to be duly executed by Seller;

                8.1.3 Form 590. Franchise Tax Board Form (590) which is to be duly executed by Seller;

                8.1.4 Seller's Authority. Such proof of Seller's authority and authorization to enter into this Agreement and consummate the transaction contemplated hereby and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by the Title Company;

                8.1.5 CC&Rs. The CC&Rs in the form attached hereto as Exhibit 3.4, which CC&Rs are to be duly executed and acknowledged by Seller;

                8.1.6 Easements. The Telecommunications Utility Easement and the Substation Utility Easement (defined below) in the forms attached hereto as Exhibits 3.5 and 10.7, which easements are to be duly executed and acknowledged by Seller; and

                8.1.7 Other Documents. Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein, including, without limitation, an owner's affidavit, if required by the Title Company to issue to Buyer or its permitted assignee an ALTA owner's title insurance policy.

            8.2 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following funds and documents duly executed and acknowledged where appropriate:

                8.2.1 Cash. The cash portion of the Purchase Price and such additional sums as are necessary to pay the Buyer's share of closing costs, prorations and any fees as more particularly set forth in Section 9 below;

                8.2.2 [Intentionally omitted];

                8.2.3 Buyer's Authority. Such proof of Buyer's authority and authorization to enter into this Agreement and consummate the transaction contemplated by this Agreement, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by the Title Company or Seller;

                8.2.4 CC&Rs. The CC&Rs in the form attached hereto as Exhibit 3.4, which CC&Rs are to be duly executed and acknowledged by Buyer;

                8.2.5 Easements. The Telecommunications Utility Easement and the Substation Utility Easement in the forms attached hereto as Exhibits 3.5 and 10.7, which easements are to be duly executed and acknowledged by Buyer;

                8.2.6 [Intentionally omitted]; and

                8.2.7 Other Documents. Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein.

            8.3 Delivery to Buyer Upon Closing. Seller shall deliver possession of the Property to Buyer upon the Closing.

        9. PRORATIONS; CLOSING COSTS; CREDITS.

            9.1 Prorations.

                9.1.1 Taxes and Assessments. All nondelinquent real estate taxes on the Property shall be prorated based on the actual current tax bill as of 12:01 a.m. on the Closing Date with Seller responsible for all such taxes attributable to the period prior to such date and time and

Buyer responsible for all such taxes attributable to the period following such date and time. If after the Closing, supplemental real estate taxes are assessed against the Property by reason of any event occurring prior to the Closing Date, Buyer and Seller shall adjust the proration of the real estate taxes following the Closing. Buyer acknowledges that the Property has not yet been reassessed as a result of the transfer of title to the Property to Seller in November 1999. Accordingly, Seller anticipates that there will be a supplemental assessment related to the period between the transfer of title to the Property to Seller and the Closing Date. Seller shall be responsible for the payment of such supplemental taxes as set forth in the second sentence of this section. Any delinquent taxes on the Property shall be paid at the Closing from funds accruing to Seller. Any current installments with respect to assessments on the Property shall be prorated through Escrow as of 12:01 a.m. on the Closing Date and Seller shall have no obligation to pay any amount with respect to any such assessments other than the prorated current installment. Any refund in connection with real estate taxes relating to the Property attributable to the period prior to the Closing Date shall be paid to Seller.

                9.1.2 Calculation of Prorations. All prorations shall be made on the basis of the actual number of days of the month which have elapsed as of 12:01 a.m. on the Closing Date provided that the cash portion of the Purchase Price is received by Seller's depository bank in time to credit to Seller's account on the Closing Date. If the cash portion of the Purchase Price is not so received by Seller's depository bank on the Closing Date, then the day of Closing shall belong to Seller and such proration shall be made as of the end of the day that is the Closing Date.

                9.1.3 Proforma Closing Statement. Buyer and Seller shall reasonably cooperate to produce at least one (1) business day prior to the Closing Date, a schedule of prorations in accordance with the provisions of this Agreement which is as complete and accurate as is then reasonably possible. All prorations which can be reasonably estimated as of the Closing Date shall be made on the Closing Date. All other prorations and any adjustments to the initial estimated prorations, shall be made by Buyer and Seller within thirty
(30) days following the Closing or such later time as may be reasonably required, in the exercise of due diligence to obtain the necessary information. Any net credit due one party from the other as the result of such post-Closing prorations and adjustments shall be paid to the other in cash immediately upon the parties' written agreement to a final schedule of post-Closing adjustments and prorations. The provisions of Section 9.1 shall survive the Closing and the recordation of the Deed.

            9.2 Closing Costs.

                9.2.1 Seller's Costs. Seller shall pay (i) the premium for the standard coverage CLTA portion of the Buyer's Title Policy; (ii) fifty percent (50%) of all documentary and transfer taxes; (iii) fifty percent (50%) of all escrow fees, costs and recording costs; and (iv) its own attorneys' fees.

                9.2.2 Buyer's Costs. Buyer shall pay (i) fifty percent (50%) of all escrow fees, costs and recording costs; (ii) the incremental premium for the ALTA portion of Buyer's Title Policy, if applicable, and the premium for any endorsements; (iii) the premium for the Buyer's lender's title policy, if any; (iv) fifty percent (50%) of all documentary and transfer taxes; (v) the cost of the Survey, if applicable; and (vi) its own attorneys' fees.

            9.3 Other Expenses. Buyer and Seller shall each pay all legal and professional fees and fees of other consultants incurred by Buyer and Seller, respectively.

        10. OPERATION OF PROPERTY PENDING THE CLOSING AND POST-CLOSING OBLIGATIONS. Following the Effective Date and pending the Closing, the Seller shall operate the Property in accordance with the following:

            10.1 Normal Course of Business. Seller shall use commercially reasonable efforts to continue to operate, manage and maintain the Property in such condition so that the Property shall be in substantially the same condition as of the Closing Date as it is as of the Effective Date, reasonable wear and tear and casualty excepted; provided, however, Seller shall not be required to perform any capital repairs or improvements. Seller shall not make any material alterations to the Property, except as may be set forth expressly in this
Section 10, without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed.

            10.2 Further Encumbrances. Except as set forth in Sections 10.5 and 10.8, Seller shall not execute any documents or otherwise take any action which will have the result of further encumbering the Property in any fashion without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed.

            10.3 Leasing. Seller shall not enter into any new lease without the prior consent of Buyer, which consent may be withheld in Buyer's sole discretion.

            10.4 New Obligations. Except as set forth in Sections 10.5 and 10.9, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller shall not enter into any maintenance contract, service contract or any other contract affecting or relating to the Property or any portion thereof which cannot be canceled upon thirty (30) days (or less) prior written notice.

            10.5 Construction/Subdivision Obligations.

                10.5.1 Entitlement Process. Buyer acknowledges that (a) the Property has been subdivided from Seller's Retained Property, (b) Seller has submitted to the City applications dated August 11, 2000 (as amended most recently by submissions on November 21, 2000 and December 7, 2000) for a PD Permit and a vesting tentative subdivision map to subdivide the Property into five (5) parcels (the "ORIGINAL APPLICATION"). In order to cause a subdivision creating the Property as a separate legal parcel to be completed by January 30, 2001 so that the transactions described by this Agreement can be closed by February 8, 2001, Seller has submitted to the City amendments to the Original Application (the "AMENDED APPLICATION"), which request approval of a vesting parcel map creating two separate legal parcels consisting of the Property and Seller's Retained Property. On January 17, 2001, the City approved the Amended Application, and thereby approved the vesting tentative parcel map and PD Permit described in the Amended Application.

The parties agree as follows with respect to the land use entitlements for which application has been made by Seller, and the entitlements that are issued in response thereto:

                    10.5.1.1 As used herein, the following terms shall have the following meanings: (i) the term "TENTATIVE MAP PERMIT" (or "TMP") shall have the meaning ascribed to it by Exhibit 10.5.1, and a true copy of the TMP is attached as Exhibit 10.5.1.1; (ii) the term "TENTATIVE MAP" (or "TENTATIVE PARCEL MAP") shall mean the Tentative Vesting Parcel Map approved by the City in connection with the approval of the TMP on or about January 17 2001; (iii) the term "FINAL MAP" shall mean the final Parcel Map recorded January 30, 2001, in the Official Records of Santa Clara County, California, at Book 736 of Maps, at pages 30, 31 and 21, to implement the Tentative Map and the TMP; and (iv) the term "PD PERMIT" is defined in Exhibit 10.5.1, and a true copy is attached as
Exhibit 10.5.1.2.

                    10.5.1.2 Seller shall have exclusive and complete power and authority to take all action necessary to implement the Permit Required Improvements (as that term is defined in Section 10.5.2.1) imposed in connection with or authorized by the PD Permit, the TMP, and the Final Map, including the negotiation and execution of subdivision agreements, obtaining bonds, and the preparation and development of design documents for improvements that must be constructed to implement such Permit Required Improvements. Buyer shall have the right to reasonably approve any material change to the Subdivision Agreement to which Seller is a party (subject to Seller's right to obtain extensions of time for performance pursuant to Section 10.5.2.3) and to any subsequent subdivision or improvement agreement with the City, which relates to any other Permit Required Improvements.

                    10.5.1.3 The PD Permit, the TMP, the Final Map, and the Permit Required Improvements shall not be legally challenged or contested, changed, modified, or waived without the prior written consent of (i) Seller, which Seller may withhold in its sole discretion (as to changes, modifications or waivers prior to the Closing) and (ii) Seller and Buyer, which either party may withhold in its sole discretion (as to changes, modifications or waivers after Closing). Notwithstanding the foregoing, upon the full and complete performance of all of the Permit Required Improvements by Seller and Seller's other performance of all of its obligations under this Section 10.5, the restrictions set forth in this Section 10.5.1.3 shall terminate.

            10.5.1.4 Seller has caused or will cause Nolte Associates, Inc. ("Nolte") to submit to the City plans for the Permit Required Improvements and Component Drive. To the extent the plans submitted or to be submitted are changed or supplemented during the City approval process, Seller shall cause Buyer to receive design documents generated by the City or by Nolte during the plan development process so that Buyer has the opportunity to review and comment upon the development of the plans for such improvements. During this plan development process, Buyer may propose changes to plans, and Seller shall use reasonable efforts to incorporate changes requested by Buyer in such plans, subject to the following: (i) any change requested by Buyer must be done at a point in time when it may be implemented without materially delaying the plan development and approval process; (ii) any change proposed by Buyer may not materially change the alignment, configuration, or location of any improvements, and must be consistent with the requirements of the Final Map, the TMP, and the PD Permit; and (iii) if any change requested by Buyer has an impact on the cost or schedule to complete the improvements, then Seller is only obligated to incorporate the requested change if Buyer agrees to pay any additional cost resulting from the proposed change and so long as Buyer agrees that Seller shall have such additional time as is needed to incorporate the change and the change may be completed within the schedule for performance required by the City. Seller shall have the right to make changes to such plans so long as such changes (i) are consistent with City requirements for such improvements and are consistent with the PD Permit, the TMP, and the Final Map, and (ii) are not materially inconsistent or materially different in scope or quality than the improvements described by the plans prepared by Nolte and submitted to the City for such improvements prior to the Effective Date of this Agreement.

                10.5.2 Implementation of Permit Conditions. Regardless of cost, Seller shall implement (including design, construction, and completion), and pay for costs and expenses incurred or which must be paid for, all Permit Required Improvements.

                    10.5.2.1 As used herein, the term "PERMIT REQUIRED Improvements" shall mean all off-site improvements (such as traffic mitigation measures), in-tract improvements (such as public streets, private roads, underground utilities, storm drainage and sanitary sewer lines, and signalization), and dedications of Seller's Retained Property, and payment of fees that are required, imposed or authorized by the City that are listed as "Permit Required Improvements" on Exhibit 10.5.1, and the installation of Component Drive in accordance with the TMP, the Final Map, and the PD Permit.

                    10.5.2.2 The PD Permit authorizes the construction of a private roadway within the Property known as Component Drive. Seller shall at its cost install Component Drive in accordance with the design permitted by the PD Permit and as described in the Original Application. Seller shall be obligated to install landscaping (but not street trees) and irrigation systems related to Component Drive. The following subsections (a) through (g) shall govern Component Drive:

                    (a) Buyer shall cooperate with Seller to give Seller (and its agents, employees, and contractors) such rights of access as are necessary for the construction of Component Drive (including land for staging, storage, and temporary locations for fill material or soil to be relocated or removed from the site as a result of grading). To the extent Buyer is constructing improvements at the same time Component Drive is being installed, the projects of Buyer shall be coordinated with Seller's construction of Component Drive so that interference with either is minimized, and Seller is able to complete its construction obligations in an orderly and efficient manner and within the time frames required by this Agreement.

                    (b) In connection with its entry on the Property to construct Component Drive, Seller shall keep the Property free and clear of any mechanic's liens, materialmen's liens or claims arising out of Seller's activities on the Property in connection with such construction. All work done by Seller in connection with the construction of Component Drive shall be at Seller's sole cost and expense, shall be done in a workmanlike manner in accordance with all applicable codes, statutes, ordinances, rules, regulations and laws. Seller shall be solely responsible for the health and safety of any of its employees, agents, or contractors who enter the Property pursuant to this Section.

                    (c) Seller shall indemnify, protect, defend by counsel reasonably acceptable to Buyer, and hold Buyer harmless from and against any and all costs, expenses, claims, demands, liabilities, damages, losses or liens (including, without limitation, mechanic's liens), including reasonable attorneys' fees, arising from or in any fashion related to the entry by Seller or its Representatives on the Property pursuant to this Section.

                    (d) At all times during the construction of Component Drive or while any of Seller's Representatives are on the Property for such purpose pursuant to this Section, Seller shall purchase and maintain and cause Seller's Representatives to purchase and maintain (a) worker's compensation and occupational disease insurance in statutory minimum amounts, and (b) commercial general liability and auto liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000), per occurrence, for bodily injury, death, property damage, completed operations for at least one year after completion of Seller's construction of Component Drive, auto and auto non-ownership, and blanket contractual liability. This liability insurance shall name Buyer as an additional insured and be issued by an insurance company reasonably approved by Buyer. Seller shall be responsible for and take all necessary safety and security precautions relating to the location and identification of underground utilities that may be affected by the construction of Component Drive. In this regard, Seller shall promptly repair or have repaired any damage to such utility services caused by the action of Seller or Seller's Representatives.

                    (e) As soon as Component Drive is substantially completed, Seller and Buyer shall together inspect such improvements so completed, using reasonable efforts to discover all uncompleted or defective construction. After such inspection has been completed, each party shall sign an acceptance agreement in a form reasonably acceptable to each, which shall include a list of all "punch list" items which the parties agree are to be corrected by Seller. Seller shall complete and/or repair such "punch list" items within a reasonable period of time after executing the Acceptance Agreement.

                    (f) Seller warrants that Component Drive shall be constructed substantially in accordance with plans approved by the City and consistent with the TMP, the Final Map, and the PD Permit, and all applicable laws in a good and workmanlike manner. The foregoing warranty shall be subject to, and limited by, the following: (i) once Seller is notified in writing of any breach of the above-described warranty, Seller shall promptly commence the cure of such breach and complete such cure with diligence at Seller's sole cost; (ii) Seller's liability pursuant to such warranty shall be limited to the cost of correcting the defect for the matter in question, and in no event shall Seller be liable to Buyer for any damages or liability incurred by Buyer as a result of such defect or other matter, including without limitation consequential damages; and (iii) notwithstanding anything contained herein, Seller shall not be liable for any defect in design or construction which is discovered and of which Seller receives written notice from Buyer after the first (1st) anniversary of the recordation of a notice of completion for the work of improvement affected by the defect. With respect to defects for which Seller is not responsible pursuant to this section, Buyer shall have the benefit of any construction warranties existing in favor of Seller that would assist Buyer in correcting such defect. Upon request by Buyer, Seller shall inform Buyer of all written construction warranties existing in favor of Seller which affect the construction of Component Drive. Seller shall cooperate with Buyer in enforcing such warranties and in bringing any suit that may be necessary to enforce liability with regard to any defect for which Seller is not responsible pursuant to this Section so long as Buyer pays all costs reasonably incurred by Seller in so acting. Seller makes no other express or implied warranty with respect to the design, construction or operation of Component Drive except as set forth in this Sub-Section 10.5.2.2.

                    10.5.2.3 As soon as reasonably practicable following the Closing, Seller shall commence and use commercially reasonable efforts to diligently and continuously prosecute to completion the design, approval, construction and/or implementation of all Permit Required Improvements and the construction of Component Drive substantially in accordance with the requirements of the City (excluding requirements related to time for performance or completion date). Such obligations of Seller shall be extended by events of "Force Majeure" described in Section 10.5.2.4. Seller shall implement and complete all Permit Required Improvements within the time periods required by the City pursuant to any Subdivision Agreement or other agreement to which the City is a party that is adopted or implemented pursuant to the TMP, the PD Permit or the Final Map, or in implementation of any Permit Required Improvements; provided, however, that Seller may seek and obtain from the City waivers or extensions of time in which to perform pursuant to any Subdivision Agreement so long as such waiver or extension of time is consistent with the obligation of Seller set forth in the first sentence of this Section. If Buyer's cooperation is required for Seller to implement any Permit Required Improvements, Buyer shall cooperate reasonably to permit Seller to implement such Permit Required Improvements, provided that such cooperation be at Seller's sole cost and expense and Seller shall indemnify, defend, protect and hold harmless Buyer from any losses, costs, claims, liabilities or damages in connection therewith.

                    10.5.2.4 The time period for completion of Permit Required Improvements or the construction of Component Drive specified in Section
10.5.2.3 shall be extended by any prevention, delay or stoppage due to strikes, unanticipated or unusual inclement weather, labor disputes, reasonably unanticipated inability to obtain or delays in obtaining labor, materials, fuels, or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction (including, without limitation, delays in obtaining necessary governmental approvals from the City, CalTrans, or any other governmental agency having jurisdiction over any of the improvements required to be constructed), civil commotion, fire or other peril, and other causes beyond the reasonable control of the party obligated to perform (except financial inability) ("FORCE MAJEURE"). If an event of Force Majeure occurs, the party obligated to perform shall be excused from the performance for a period equal to the period of any such prevention, delay, or stoppage, but only so long as such party delivers to the other party who is to be benefited by such performance notice within a reasonable period of time specifying the nature of the Force Majeure and the estimated duration.

                    10.5.2.5 The parties acknowledge that the City requires, as part of the Permit Required Improvements, that Seller (i) pay certain fees and other amounts immediately as a condition to the recordation of the Final Map,
(ii) enter into a construction or subdivision agreement in which Seller agrees to perform some or all of the Permit Required Improvements (the "SUBDIVISION AGREEMENT"), and (iii) provide the City with bonds, letters of credit, or other security to secure the performance of the subdivider under the Subdivision Agreement. Buyer shall take such actions and execute such additional documents on and after the Closing as Seller may reasonably require to the extent reasonably needed to implement Seller's obligation to satisfy at Seller's cost all Permit Required Improvements.

                    10.5.2.6 Intentionally Deleted.

                    10.5.2.7 To the extent any Subdivision Agreement or any of the Permit Required Improvements require that bonds, letters of credit, or other security be provided to secure the performance of the subdivider under the Subdivision Agreement (the "SECURITY REQUIREMENT"), Seller shall take such action as is necessary to satisfy the Security Requirement and shall pay all costs associated therewith and shall provide all collateral required by the provider of the security instrument in order to obtain the security instrument required to satisfy the Security Requirement.

                    10.5.2.8 At such time as Seller has fully and completely performed all of the Permit Required Improvements, upon not less than thirty
(30) days prior written request by Seller, Buyer shall provide a certification, in recordable form, that, to its knowledge, based on information obtained from the City, the Permit Required Improvements have been completed. Buyer shall also provide, upon not less than thirty (30) days prior written request by Seller, an estoppel certificate in a form reasonably satisfactory to Buyer as to its knowledge, based on information obtained from the City, as to the state of completion of the Permit Required Improvements.

                    10.5.2.9 As more fully set forth in Exhibit 10.5.1, it is anticipated that the City will require dedications of the Property and Seller's Retained Property both before and after the Closing in connection with the implementation of the Permit Required Improvements and in accordance with the Tentative Parcel Map, Final Map, the TMP, and the PD Permit. As set forth in
Exhibit 10.5.1, each of Buyer and Seller, as applicable, shall cause the required dedication to be made from the property owned by it or any required easement to be created and conveyed over the property owned by it, and neither party shall have the obligation to reimburse the other for the cost to create such easement or make such dedication, including the loss of use of any land resulting from the creation of such easement, or the value of any land required to be so dedicated. Without limiting the generality of the foregoing, it is anticipated that further dedications following Closing will be required in connection with the re-alignment of Orchard Parkway, certain boundary modifications along North First Street, and traffic signalization improvements that must be installed within Component Drive. Notwithstanding the foregoing, this Agreement shall not obligate Buyer to make any dedication of land which would result in the reduction of the maximum FAR permitted to be constructed on the Property unless (i) the dedication requirement cannot be satisfied by a dedication of Seller's Retained Property, and (ii) Seller agrees (without the obligation to do so) to either transfer replacement FAR entitlement to Buyer so that Buyer suffers no net loss of FAR entitlement, or (but only if Seller cannot so transfer replacement FAR entitlement to Buyer) pay to Buyer a fee equal to Two Hundred Six Dollars ($206) per square foot of reduction of FAR directly caused by the required dedication of the Property.

                10.5.3 Remedies and Security. The following provisions shall govern the remedies of the parties hereto in the event of a default of an obligation contained in this Section 10.5:

                    10.5.3.1. A party to this Agreement shall not be in default of any obligation contained in this Section 10.5 unless and until such party shall have failed to perform any such obligation involving the payment of money within five (5) days after delivery of written notice from the other party specifying such failure to pay, or, in the case of a failure to perform an obligation that does not involve the payment of money, such party shall not have cured such failure to perform within thirty (30) days after written notice from the other party specifying the nature of such failure where such failure could reasonably be cured within such thirty (30) day period, or if such failure could not reasonably be cured within said thirty (30) day period, such party shall have failed to commence such cure within such thirty (30) day period and thereafter continue with due diligence to prosecute such cure to completion within such time period as is reasonably needed to effect the cure.

                    10.5.3.2 In order to provide security to Buyer for the performance of Seller's obligations pursuant to this Section 10.5, Seller shall deliver to Buyer at the Closing and maintain in effect until Seller has fully performed its obligations under this Section 10.5 a performance bond in the principal amount of Eight Million Dollars ($8,000,000) as security for the performance of Seller's obligations under this Section 10.5 (and the corresponding provisions set forth in the CC&Rs) (the "BOND"), which meets all of the following conditions: (i) the Bond is irrevocable and in form reasonably satisfactory to Seller and Buyer; and (ii) the Bond is drawn upon or issued by a financial institution reasonably acceptable to Buyer. Buyer shall be entitled to commence action to enforce the Bond, upon the occurrence of a default by Seller of its obligations under this Section 10.5 (after notice and opportunity to cure pursuant to Section 10.5.3.1). To the extent that Buyer receives proceeds from the Bond and the proceeds are not needed to satisfy Seller's obligations under this Section 10.5, Buyer shall hold such cash proceeds that are not so needed in a separate interest-bearing account as security for the further performance of such obligations by Seller. Upon full performance of all obligations of Seller under this Section 10.5, the Bond (or any cash proceeds resulting from a draw upon the Bond with any interest earned thereon) shall be returned to Seller. The obligation to provide a Bond pursuant to this section shall not reduce or otherwise affect the obligation of Seller to provide Security Instruments required by the City, nor shall either the Bond or such Security Instruments limit the personal liability of Seller for the performance of its obligations under this Agreement, and in the event of default, Buyer may seek recourse against any security for such obligations or personal liability, or both, in any order.

                    10.5.3.3 In the event that Seller is in material default of its obligations under this Section 10.5, Buyer shall have the right (without the obligation) to perform, satisfy or fulfill such obligations and to recover from Seller all costs (including penalties and fees) incurred by Seller in connection therewith, which amount shall be due immediately upon written demand therefor from Buyer to Seller. In this regard, each third party contract to which Seller is a party that relates to the satisfaction of Permit Required Improvements (e.g., architects' agreements, sub-consultant agreements, and construction contracts) shall specifically provide, in form reasonably acceptable to Buyer, that upon an event of material default by Seller of its obligations under this
Section 10.5, and upon demand of Buyer, such contracts shall be assigned to Buyer to enable Buyer to exercise its self-help remedy described in this Section. The form and structure of such assignment provisions shall be consistent with documentation and lending practices of institutional construction lenders who obtain such rights of assignment in connection with construction loans made to commercial developers. In the event Buyer properly seeks the assignment of any such contracts to enable it to exercise its self-help remedy, Seller shall act reasonably to facilitate the transfer of such contract rights, and shall be responsible for any damages incurred by Buyer caused by its failure to do so.

                    10.5.3.4. Buyer shall have the remedies of injunctive relief and specific performance to compel Seller to perform its obligations under this
Section 10.5, in addition to any other remedies specifically provided for in this Section 10.5.

                    10.5.3.5. IN THE EVENT SELLER IS IN MATERIAL DEFAULT OF AN OBLIGATION UNDER THIS SECTION 10.5 REGARDING THE DESIGN, APPROVAL, CONSTRUCTION AND/OR COMPLETION OF A PHYSICAL IMPROVEMENT (E.G., COMPONENT DRIVE, ORCHARD PARKWAY, THE 96-INCH STORM DRAIN LINE, AND THE OFF-SITE TRAFFIC MITIGATION MEASURES DESCRIBED IN THE TMP AND PD PERMIT) (A "CONSTRUCTION DEFAULT"), AND IF BUYER BECOMES ENTITLED TO AND ELECTS TO EXERCISE BUYER'S SELF-HELP REMEDY SET FORTH IN SECTION 10.5.3.3, THEN, IN ADDITION TO THE REMEDY OF SPECIFIC PERFORMANCE SPECIFIED IN SECTION 10.5.3.4, THE RIGHT TO RECOVER THE COST OF CURING SUCH DEFAULT AS SPECIFIED IN SECTION 10.5.3.3, THE RIGHT TO INTEREST SPECIFIED IN SECTION 10.5.3.6, AND THE RIGHT TO RECOVER ATTORNEYS' FEES PURSUANT TO SECTION 17.2, SELLER SHALL PAY TO BUYER THE AMOUNT OF TEN MILLION DOLLARS ($10,000,000) AS LIQUIDATED DAMAGES FOR SUCH CONSTRUCTION DEFAULT. THE PARTIES ACKNOWLEDGE THAT BUYER'S ACTUAL DAMAGES IN THE EVENT OF SUCH CONSTRUCTION DEFAULT BY SELLER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE, PARTICULARLY BECAUSE OF THE POTENTIAL EFFECT SUCH CONSTRUCTION DEFAULT MAY HAVE UPON THE ABILITY OF BUYER TO UTILIZE OR DISPOSE OF BUYER'S PROPERTY, AND ACCORDINGLY THE PARTIES AGREE THAT THE AMOUNT SO SPECIFIED AS LIQUIDATED DAMAGES IS A REASONABLE AMOUNT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE THIS AGREEMENT IS EXECUTED. BUYER AND SELLER AGREE THAT BUYER'S RIGHT TO RECOVER SUCH LIQUIDATED DAMAGES IS IN LIEU OF, AND ACCORDINGLY BUYER HEREBY WAIVES ITS RIGHT TO RECOVER, DIRECT, CONSEQUENTIAL AND

PUNITIVE DAMAGES RESULTING FROM SELLER'S CONSTRUCTION DEFAULT; PROVIDED, HOWEVER, THAT BUYER DOES NOT WAIVE, AND THIS SECTION SHALL NOT AFFECT, BUYER'S RIGHT TO RECOVER THE COST OF CURING SELLER'S CONSTRUCTION DEFAULT WHICH BUYER HAS THE RIGHT TO RECOVER PURSUANT TO SECTION 10.5.3.3, THE REMEDY OF SPECIFIC PERFORMANCE SPECIFIED IN SECTION 10.5.3.4, BUYER'S RIGHT TO INTEREST DUE PURSUANT TO SECTION 10.5.3.6, AND BUYER'S RIGHT TO ATTORNEYS' FEES PURSUANT TO
SECTION 17.2. BY THEIR SEPARATELY EXECUTING THIS SECTION BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE CONCERNING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. IF FOR ANY REASON THIS SECTION 10.5.3.5 CONCERNING LIQUIDATED DAMAGES FOR A CONSTRUCTION DEFAULT IS DETERMINED TO BE UNENFORCEABLE IN ANY RESPECT BECAUSE OF A CHALLENGE THERETO BROUGHT BY SELLER, THEN THE WAIVER CONTAINED IN THE IMMEDIATELY PRECEDING SENTENCE SHALL BECOME VOID AND OF NO EFFECT, AND BUYER SHALL HAVE ALL RIGHTS AND REMEDIES AVAILABLE AT LAW OR IN EQUITY AS A RESULT OF SELLER'S CONSTRUCTION DEFAULT, INCLUDING THE RIGHT TO RECOVER DIRECT, CONSEQUENTIAL, AND PUNITIVE DAMAGES RESULTING FROM ANY SUCH CONSTRUCTION DEFAULT.


-----------------------                       --------------------
/s/ WK                                        /s/ MOH
-----------------------                       --------------------
   BUYER'S INITIALS                            SELLER'S INITIALS
-----------------------                       --------------------

                10.5.3.6 Except where otherwise provided in this Section 10.5, whenever one party owes an amount to the other party pursuant to this Section 10.5, such amount shall be due within ten (10) days after written demand therefor, accompanied by reasonable documentary evidence therefor. To the extent any amount due under this Section 10.5 is not paid when due, the delinquent party shall also pay interest on the amount so delinquent from its due date until paid at a rate of interest equal to the lesser of (i) the maximum permissible rate of interest allowed by California law, or (ii) an annual rate of interest equal to four (4) percentage points over the prime rate of interest then published by The Wall Street Journal from time to time.

            10.5.4 Survival. The provisions of this Section 10.5 shall survive the Closing and delivery of the Deed; provided, however, that notwithstanding any subsequent sale of Seller's Retained Property or any part thereof by Seller, Seller shall remain personally liable for the performance of all obligations set forth in this Agreement, including all provisions of this Section 10.5.

            10.5.5 Assignment: Following the Closing, all of Buyer's rights, duties, and obligations under this Section 10.5 may be assigned to any entity who becomes an owner of fee title to the Property. In the event of any inconsistency between this Section and
Section 17.6, the terms of this Section shall prevail.

            10.6 Tax Parcel Segregation. Buyer acknowledges that the Property is not currently segregated into a separate tax parcel that is separate from Seller's Retained Property and that such segregation is expected to occur upon the recording of the Final Map. Seller may seek a revaluation or other reassessment of Seller's Retained Property to reflect, among other things, the varied level of entitlements on Seller's remaining property. Buyer shall not contest the values proposed by Seller for Seller's Retained Property in connection with the transactions contemplated by this Agreement.

            10.7 Relocation of Substation. Buyer acknowledges that Seller has disconnected the power at the main switch gear and re-routed the power source in the private electrical substation currently located on the Property to Seller's Retained Property. As a result of such re-routing work, Seller will require a utility easement across a portion of the Property as described in the easement attached hereto as Exhibit 10.7 (the "SUBSTATION UTILITY EASEMENT"). At the Closing, Seller and Buyer shall each execute, deliver to each other and cause to be recorded the Substation Utility Easement, which shall be recorded currently with, but immediately following, recordation of the Grant Deed, the CC&Rs and the Telecommunications Utility Easement. Seller shall have the right, but not the obligation, to remove or relocate from the Property the private electrical substation itself and/or related cabling.

            10.8 Species of Special Concern. Buyer acknowledges that (i) there may be present on the Property Western burrowing owls ("OWLS"), which have been designated by the State of California as a "Species of Special Concern", (ii) Seller has entered into a mitigation agreement with the California Department of Fish and Game with respect to such Owls, a copy of which is attached hereto as
Exhibit 10.9 (the "MITIGATION AGREEMENT") and (iii) the Mitigation Agreement contains certain restrictions on the use of the Property to protect the Owls, including a prohibition on evicting Owls from their burrows during the nesting season (February 1 through August 31) and the obligation to create buffer zones around Owl burrows and to create compensatory mitigation habitat. Seller shall pay the amounts required to implement the Mitigation Agreement as described in
Section 7 thereof. Seller shall further use commercially reasonable efforts to evict the Owls from the Property prior to Closing as permitted under the Mitigation Agreement. Buyer shall otherwise be bound by and responsible for complying with the terms of the Mitigation Agreement as to the Property following Closing. Seller further discloses to Buyer that the Santa Clara County District Attorney is considering filing charges against Seller and certain of Seller's employees arising from a claim that an Owl burrow on the Property was destroyed in connection with trenching work performed on behalf of Seller in September 2000. The provisions of this Section 10.8 shall survive the Closing and the recording of the Deed.

            10.9 Real Property Taxes for Tax Year 2001/2002. Buyer acknowledges that, in connection with recording the Final Map, prior to the Closing Date, Seller intends to put up a bond with the County of Santa Clara in the amount of the estimated real estate taxes for the tax year 2001/2002, to secure the payment thereof. Notwithstanding such bond, Buyer shall be solely responsible for payment on a timely basis of all real property taxes allocable to the Property from and after the Closing Date. Buyer shall indemnify, defend, protect and hold harmless Seller from all losses, costs, claims, liabilities and damages, including reasonable attorneys' fees, related to such bond if Buyer fails to pay on a timely basis any property taxes allocable to the Property following the Closing Date.

            10.10 Neither Seller nor Buyer shall take any action, or fail to take any action, which would cause the revocation, termination, or suspension of effectiveness of the PD Permit.

            10.11 Use of Component Drive. Seller and Buyer acknowledge that the Final Map contains a "Covenant of Easement" that creates an easement over Component Drive for ingress for the benefit of the Property and Seller's Retained Property (the "COMPONENT DRIVE EASEMENT"). The City has required the creation of this easement to provide traffic circulation to mitigate the effects of traffic to be generated by the development of the Property and Seller's Retained Property, which traffic mitigation measure is a prerequisite to further discretionary land use approvals that may be required by the owner of the Property or the owner of Seller's Retained Property. To implement the purpose of the Component Drive Easement, Buyer agrees as follows: (i) except as otherwise specifically provided by this Section, Buyer shall be responsible for the operation, maintenance, repair, and replacement of Component Drive following its completion; (ii) the design, alignment, and configuration of Component Drive, as it exists following its completion by Seller, shall not be materially changed or altered without the consent of Seller, which consent shall not be unreasonably withheld; (iii) no gate, control device, or other barrier shall be erected along any part of Component Drive and the Component Drive Easement shall provide unrestricted access from the public street known as Orchard Parkway to the public street known as North First Street and vice versa; (iv) the Component Drive Easement may not be terminated or changed without the consent of Seller; and (v) to the extent the City requires any modification of the Component Drive Easement to implement its original purpose of providing traffic circulation benefiting both the Property and Seller's Retained Property as a traffic mitigation measure imposed to permit the entitlement for the FAR permitted on the Property and Seller's Retained Property, Seller and Buyer shall take such action as is reasonably requested by the City to implement such change to the extent necessary to protect the FAR entitlement allocated to the Property and Seller's Retained Property; provided, however, that if the change is precipitated by a land use approval application, the applicant for such approval shall pay the cost of implementing the change, and otherwise such cost shall be equitably shared by Seller and Buyer.

        11. REPRESENTATIONS AND WARRANTIES.

            11.1 No Representations or Warranties by Seller. Except as expressly set forth in this Agreement, Seller has not made any warranty or representation, express or implied, written or oral, concerning the Property.

            11.2 Seller's Representations and Warranties. Seller represents and warrants to Buyer that:

                11.2.1 Authority. This Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and general equitable principles. Seller is a corporation, validly formed, duly organized and in good standing under the laws of the State of Delaware. Seller has full power, right and authority to enter into and perform this Agreement. The execution and delivery of this Agreement, delivery of money and all required documents, Seller's performance of this Agreement and the transaction contemplated hereby have been duly authorized by the requisite action on the part of Seller. Neither the execution and delivery of this Agreement, nor the transaction contemplated by this Agreement will conflict in any material respect or constitute a breach under any agreement or instrument by which Seller or the Property is bound.

                11.2.2 Condemnation. To Seller's knowledge, Seller has received no written notice of any pending condemnation proceedings relating to the Property. Seller has no knowledge of any threatened condemnation proceedings relating to the Property.

                11.2.3 Litigation. To Seller's knowledge, except as set forth in
Section 10.8, Seller has not received written notice of any litigation which has been filed against Seller that arises out of the ownership of the Property and would materially affect the Property or use thereof, or Seller's ability to perform hereunder. Except as set forth in Section 10.8, Seller has no knowledge of any threatened litigation relating to the Property.

                11.2.4 Violations. To Seller's knowledge, Seller has not received written notice of any uncured violation of any federal, state or local law relating to the use or operation of the Property which would materially adversely affect the Property or use thereof, or Seller's ability to perform hereunder, including the matter referred to in the second to last sentence of
Section 10.8. To Seller's knowledge, Seller has not received written notice of any alleged building code violations, health and safety code violations, federal, state or local agency actions regarding environmental matters or zoning violations currently affecting the Property which remain uncured.

                11.2.5 Foreign Person. Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the income tax regulations issued thereunder.

                11.2.6 Archeological Resources. Buyer acknowledges that the Property is located adjacent to the Guadalupe River and that Native American artifacts are often located adjacent to waterways.

                11.2.7 Hazardous Materials. Buyer acknowledges that the Property is located in an industrial area and that there are multiple users of hazardous materials in the area, including Seller. Buyer further acknowledges that Seller has disclosed that a diesel fuel spill occurred in the northern portion of Seller's Retained Property in August 2000 that was reported to the Santa Clara Valley Water District on September 25, 2000. The spill is more particularly described in the letter dated November 22, 2000 from SECOR International Incorporated, a copy of which Buyer acknowledges that it has received.

                11.2.8 Species of Special Concern. Buyer acknowledges that it is aware that there may be currently Owls present on the Property as described in
Section 10.8 hereof. Seller has delivered to Buyer a true, complete and correct copy of the Mitigation Agreement, and the Mitigation Agreement is in full force and effect and has not been modified from the form delivered to Buyer. On or before the Closing Date, Seller shall have paid $414,000 into an escrow as required by Section 7.D of the Mitigation Agreement.

                11.2.9 Flood Control Act. Seller discloses that the Property is located in a "flood zone", as set forth on HUD "Special Flood Zone Area Maps".

                11.2.10 Special Studies Zone Act. Seller discloses that the Property is not situated in a Special Study Zone as designated under the Alquist-Priolo Special Studies Zone Act, Section 2621-2630, inclusive, of the California Public Resources Code, or otherwise in an area of high geologic hazard.

                11.2.11 Occupancy Rights. There are no leases or tenancies affecting the Property that will remain in effect after the Closing. Except with respect to the Permitted Exceptions, possession of the Property will be delivered to Buyer or its permitted assignee at the Closing free of any possessory rights of third parties claiming by or through Seller.

            11.3 Buyer's Representations and Warranties. Buyer represents and warrants to Seller that:

                11.3.1 Authority to Execute; Organization. This Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

                11.3.2 No Encumbrance. Prior to Closing, Buyer shall neither encumber nor cause any liens to be created against the Property in any way, nor shall Buyer, at any time, record this Agreement or a memorandum thereof.

                11.3.3 Principal; Financial Resources. Buyer is acting as a principal in connection with the transaction as contemplated by this Agreement and presently possesses, and will possess as of the Closing, the financial resources to timely consummate the purchase and sale transaction contemplated by this Agreement.

            11.4 Knowledge Defined. References to the "knowledge" of Seller and phrases of similar import shall refer only to the current actual (not constructive) knowledge of Jim Schnur, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such persons any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Seller represents that Jim Schnur is a Global Real Estate Manager of Seller.

        12. INDEMNIFICATION.

            12.1 Indemnification of Buyer. Seller hereby agrees to indemnify, defend and protect Buyer against, and to hold Buyer harmless from, all losses, claims, liabilities, damages, costs and expenses whatsoever including without limitation reasonable legal fees and disbursements, incurred by Buyer relating to the Property which arise, result from or relate to any material breach of any of the representations or warranties of Seller set forth in Section 11.2 of this Agreement subject, however, to the limitations of Section 16.4.

            12.2 Defense of Claims Against Buyer. With respect to any claim for which Buyer has requested indemnification under Section 12.1, Seller shall be entitled to assume the defense of any related litigation, arbitration or other proceeding, provided that Buyer may at its election and expense, participate in such defense, and provided further that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Seller's counsel will, after consultation with Buyer's counsel, determine the actual strategy, defense or counterclaim to be employed. At Seller's reasonable request, Buyer will cooperate with Seller in the preparation of any defense for any such claim and Seller will reimburse Buyer for any reasonable expenses incurred in connection with such request. If Seller does not elect to assume the defense of any such matter and such matter is defended by Buyer, Seller shall have the right, at its sole expense, to employ separate counsel acceptable to Buyer and participate in such defense, provided that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Buyer's counsel will, after consultation with Seller's counsel, determine the actual strategy, defense and/or counterclaim to be employed.

            12.3 Indemnification of Seller. Buyer hereby agrees to indemnify, defend and protect Seller against, and to hold Seller harmless from, all losses, claims, liabilities, damages, costs and expenses whatsoever including without limitation reasonable legal fees and disbursements, incurred by Seller relating to the Property which arise, result from or relate to any material breach of any of the representations or warranties of Buyer set forth in Section 11.3 of this Agreement.

            12.4 Defense of Claims Against Seller. With respect to any claim for which Seller has requested indemnification under Section 12.3, Buyer shall be entitled to assume the defense of any related litigation, arbitration or other proceeding, provided that Seller may at its election and expense, participate in such defense, and provided further that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Buyer's counsel will, after consultation with Seller's counsel, determine the actual strategy, defense or counterclaim to be employed. At Buyer's reasonable request, Seller will cooperate with Buyer in the preparation of any defense for any such claim and Buyer will reimburse Seller for any reasonable expenses incurred in connection with such request. If Buyer does not elect to assume the defense of any such matter, and such matter is defended by Seller, Buyer shall have the right, at its sole expense, to employ separate counsel acceptable to Seller and participate in such defense, provided that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Seller's counsel will, after consultation with Buyer's counsel, determine the actual strategy, defense and/or counterclaim to be employed.

        13. CASUALTY OR CONDEMNATION.

            13.1 Casualty. Prior to the Closing, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, flood, landslide, fire or other casualty shall be borne and assumed by Buyer. If, prior to the Closing, any part of the Property is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller shall immediately notify Buyer of such fact. Neither party shall have the right to terminate this Agreement, but Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep all insurance proceeds payable to it with respect to such destruction (but not in excess of the Purchase Price) and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price. Buyer shall have the right to participate in any adjustment in the insurance claim.

            13.2 Condemnation. In the event that all or any substantial portion of the Property shall be taken in condemnation or under the right of eminent domain after the Effective Date and before the Closing, Buyer may, at its option either (a) terminate this Agreement by written notice thereof to Seller and receive an immediate refund of the Deposit, together with any interest earned thereon, or (b) proceed to close the transaction contemplated herein pursuant to the terms hereof in which event Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep all awards for the taking by eminent domain which accrue to Seller and there shall be no reduction in the Purchase Price. For purposes of this provision, a "substantial portion" of the Property shall mean (i) any portion of the Property is taken that would materially interfere with the use and development of the Property as a corporate campus;
(ii) more than five percent (5%) of the Property is taken; or (iii) the access to the Property is materially reduced or restricted. In the event that a portion of the Property less than a substantial portion is taken, or Buyer elects not to terminate this Agreement, Buyer shall proceed to close the transaction contemplated herein and there shall be no reduction in the Purchase Price and Seller shall assign and turn over to Buyer and Buyer shall be entitled to receive and keep all awards for the taking by eminent domain which accrue to Seller.

        14. BROKERS. Buyer represents and warrants to the Seller that no real estate broker or agent has been authorized to act on Buyer's behalf except for Cornish & Carey Commercial (Phil Mahoney) ("BUYER'S AGENT"). Buyer shall pay through Escrow at Closing to Buyer's Agent as a real estate brokerage commission an amount as separately agreed between those two parties. Buyer shall be solely responsible for all fees or other consideration owed to Buyer's Agent as an obligation separate and independent from Buyer's obligation to pay Seller the Purchase Price hereunder. Buyer acknowledges that neither Seller nor Seller's Agent shall have any obligation to pay any fees or other consideration to Buyer or Buyer's Agent in connection herewith. Seller shall be responsible upon Closing of the proposed transaction for the payment of any real estate brokerage commission due Seller's Broker, Cornish & Carey Commercial (Mike Brand, Corey Brand and Scott Carey) ("SELLER'S AGENT"). Buyer and Seller each indemnifies the other party and agrees to defend and hold the other party harmless from any and all demands or claims which now or hereafter may be asserted against the other party for any brokerage fees, commissions or similar types of compensation which may be claimed by any broker as a result of the indemnifying party's acts in connection with this transaction, except as otherwise provided herein.

        15. NOTICES.

            All notices, requests or demands to a party hereunder shall be in writing and shall be given or served upon the other party by personal service, by certified return receipt requested mail, postage prepaid, or by Federal Express or other nationally recognized commercial courier, charges prepaid, addressed as set forth below. Any such notice, demand, request or other communication shall be deemed to have been given upon the earlier of personal delivery thereof, three (3) business days after having been mailed as provided above, or one (1) business day after delivery through a commercial courier, as the case may be. Each party shall be entitled to modify its address by notice given in accordance with this Section 15.

               If to Seller:        Agilent Technologies, Inc.
                                    10 N. Martingale, Rd. Suite 550
                                    Schaumburg, IL 60173
                                    Attention: Jim Schnur

                                    And to:
                                    Agilent Technologies, Inc.
                                    395 Page Mill Road, MS A3-10
                                    Palo Alto, CA  94306
                                    Attn: Roxanne Rapson

               With a copy to:      Wilson Sonsini Goodrich & Rosati
                                    650 Page Mill Road
                                    Palo Alto, CA  94304
                                    Attn: Bradford C. O'Brien

               If to Buyer:         BEA Systems, Inc.
                                    2315 North First Street
                                    San Jose, CA 95131
                                    Attn: Frank Jesse

               With a copy to:      Crosby, Heafey, Roach and May
                                    Two Embarcadero Center, Suite 2000
                                    San Francisco, CA 94111
                                    Attn: Charles H. Seaman

        16. LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.

            16.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller or its agents to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such reports.

            16.2 As-Is Sale: Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER OR ANY EMPLOYEES OR AGENTS REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD "AS-IS."

        BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS

AGREEMENT. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATIONS, AND BUYER, UPON CLOSING (EXCEPT WITH RESPECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER SET FORTH IN THIS AGREEMENT AND THE CC&RS), SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY; PROVIDED, HOWEVER, THE FOREGOING PROVISION SHALL NOT BE CONSTRUED AS A RELEASE OF SELLER WITH RESPECT TO ANY ACTS OR OMISSIONS OF SELLER OCCURRING AFTER THE CLOSING DATE . BUYER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES THAT:

        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

-----------------------                       --------------------
/s/ WK                                        /s/ MOH
-----------------------                       --------------------
   BUYER'S INITIALS                            SELLER'S INITIALS
-----------------------                       --------------------

            16.3 Material Change. Seller shall promptly notify Buyer of any material change in any condition with respect to the Property or any event or circumstance which makes any representation or warranty of Seller as set forth in Section 11.2 of this Agreement materially untrue or misleading or any covenant of Seller under this Agreement incapable of being performed. In no event shall Seller be liable to Buyer for, or be deemed to be in default pursuant to this Agreement by reason of any inaccuracy of a representation or warranty which results from any change that (i) occurs between the Effective Date and the Closing Date; and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a material change which is not permitted hereunder shall constitute the non-fulfillment of the condition set forth in Section 7.2.2 hereof. If, in spite of such nonfulfillment of the conditions set forth in such Section 7.2.2 the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in any notice or notices of modification as given by Seller to Buyer pursuant to this
Section 16.3 prior to the Closing.

            16.4 Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 11.2 hereof (as such may have been updated as of the Closing in accordance with Section 16.3) in accordance with the terms of this Agreement, shall survive Closing for a period of eight (8) months. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing. Seller shall have no liability to Buyer for a breach of any representation or warranty (a) unless the valid claims for all such breaches of any representations or warranties collectively aggregate more than One Hundred Thousand Dollars ($100,000), in which event the amount of such valid claims in excess of One Hundred Thousand Dollars ($100,000) shall be actionable, and (b) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of said eight (8) month period and any action shall have been commenced by Buyer against Seller within ten (10) months of Closing. Buyer agrees to first seek recovery under any insurance policies prior to seeking recovery from Seller, and Seller shall not be liable to Buyer if Buyer's remaining claim after recovery from such insurance policies is less than One Hundred Thousand Dollars ($100,000). The limitations set forth in this Section 16.4 shall not apply, however, to any claims against Seller for the breach of its obligations under Section 10.5.2.

            16.5 Survival of Limitations. The provisions of this Article 16 shall survive Closing or any termination of this Agreement.

        17. MISCELLANEOUS.

            17.1 Time. Time is of the essence in the performance of each party's obligations hereunder; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State in which the Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

            17.2 Attorneys' Fees. If any legal action, arbitration or other proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its attorneys' fees and expenses. The phrase "prevailing party" shall include a party who receives substantially the relief desired whether by dismissal, summary judgment, judgment or otherwise.

            17.3 No Waiver. No waiver by any party of the performance or satisfaction of any covenant or condition shall be valid unless in writing and shall not be considered to be a waiver by such party of any other covenant or condition hereunder.

            17.4 Entire Agreement. This Agreement contains the entire agreement between the parties regarding the Property and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Agreement may only be modified in writing.

            17.5 Survival. The provisions of this Agreement shall not merge with the delivery of the Deed but shall, except as otherwise provided in this Agreement, survive the Closing.

            17.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and successors and assigns of Seller and Buyer; provided, however, that Buyer shall not, prior to the Closing, assign Buyer's rights and obligations pursuant to this Agreement to any party without the prior written consent of Seller which consent may be withheld in its sole and absolute discretion. Seller acknowledges that Buyer is considering financing its acquisition of Property through an off-balance sheet financing. Notwithstanding the foregoing limitations on Buyer's ability to assign its interest in this Agreement, Buyer shall have the right, upon receipt of Seller's prior written consent, which consent shall not be unreasonably withheld, to assign its interest in this Agreement to the subsidiary of the institutional lender from which Buyer obtains the off-balance sheet financing or other special purpose entity formed for the purpose of holding title to the Property as part of such off-balance sheet financing arrangement. Seller hereby consents to the assignment of Buyer's interest in this Agreement to ABN AMRO Leasing, Inc. so long as such entity is providing off-balance sheet financing to Buyer for the acquisition of the Property. In the event of such an assignment in connection with such off-balance sheet financing, Buyer's assignee will not be required to assume any liability under this Agreement; provided, however, that Buyer's assignee, if it takes title to the Property, must execute, deliver, and be bound by the CC&Rs, the Telecommunications Easement, and the Substation Utility Easement. Notwithstanding any assignment of Buyer's interest, rights or obligations under this Agreement (whether or not in connection with any such off-balance sheet financing), Buyer shall remain fully liable for all of its obligations under this Agreement. No assignment shall release Buyer from any such obligations. If Buyer assigns any interest in this Agreement and leases, occupies, or otherwise acquires any interest in the Property, it shall be bound by the CC&Rs as if it were a party thereto.

            17.7 Severability. In the case that any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

            17.8 Captions. Paragraph titles or captions contained in this Agreement are inserted as a matter of convenience only and for reference, and in no way define, limit, extend or describe the scope of this Agreement.

            17.9 Exhibits. All exhibits attached hereto shall be incorporated herein by reference as if set out herein in full.

            17.10 Relationship of the Parties. The parties acknowledge that neither party is an agent for the other party, and that neither party shall or can bind or enter into agreements for the other party.

            17.11 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and be construed in accordance with the laws of the State of California.

            17.12 Review by Counsel. The parties acknowledge that each party and its counsel have reviewed and approved this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

            17.13 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original. This Agreement shall only be effective if a counterpart is signed by both Seller and Buyer.

            17.14 Filing of Reports. The Title Company shall be solely responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 as amended (and any similar reports or returns required under any state or local laws) in connection with the Closing.

            17.15 1031 Exchange. In connection with the transactions contemplated by this Agreement, Seller may wish to engage in a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 as amended. Buyer agrees to reasonably cooperate with Seller in connection with such exchange, provided, however, that (i) Buyer will not be required to take title to any other property; (ii) Buyer shall not incur any additional liability or cost by reason of such exchange; (iii) Seller will indemnify and hold Buyer harmless for, from and against any claim, demand, cause of action, liability or expense (including attorney's fees) in connection therewith, including, without limitation, any increase in escrow fees or charges resulting from such exchange; and (iv) Seller acknowledges and agrees that Buyer has not made and will not make any representation or warranty as to the effectiveness for tax purposes of any such exchange. Without otherwise restricting Seller's right to assign its rights and obligations under this Agreement, the parties hereto acknowledge that Seller may assign some or all of its rights hereunder, without a related assumption of obligations by the assignee, and receive an assignment back after Closing of some or all of such rights so assigned that survive the Closing (other than the right to receive payment of the Purchase Price), in connection with the implementation of a tax deferred exchange; provided, however, that any such assignment shall not relieve Seller of its personal liability under this Agreement (and in this regard, the assignment shall provide that Seller retains all obligations under Section 10.5 hereof), and the assignee shall not be bound to perform any obligation of Seller unless it expressly assumes such obligation in writing. The parties acknowledge that Seller, as the owner of Seller's Retained Property, is obligated to execute and deliver to CC&Rs, the Telecommunications Utility Easement, and the Substation Utility Easement. If Seller gives Buyer (and/or any assignee of Buyer) notice of an assignment and requests of Buyer (and/or such assignee) an acknowledgement of such assignment, Buyer (and its assignee) shall provide such acknowledgement in writing prior to Closing.

            17.16 Third Party Beneficiaries. This Agreement is for the benefit of Buyer and Seller and their respective shareholders, partners and successors and no third party shall be entitled to the benefit of any of the provisions of this Agreement.

            17.17 Facsimile Signatures. Seller and Buyer each (a) has agreed to permit the use from time to time, where appropriate, of telecopy signatures in order to expedite the transaction contemplated by this Agreement, (b) intends to be bound by its respective telecopy signature, (c) is aware that the other will rely on the telecopied signature, and (d) acknowledges such reliance and waives any defenses to the enforcement of this Agreement and the documents affecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy only.

        18. DEFAULT.

            18.1 Liquidated Damages. FROM AND AFTER THE EFFECTIVE DATE, IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED DUE TO A DEFAULT OF BUYER, THE DEPOSIT (INCLUDING ALL ADDITIONAL DEPOSITS MADE BY BUYER PURSUANT TO SECTION 5.1.1 AND ALL INTEREST EARNED FROM THE INVESTMENT OF THE DEPOSIT) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION 18.1 BELOW, THE PARTIES ACKNOWLEDGE THAT THE NONREFUNDABLE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY IN LAW OR IN EQUITY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR DUE TO THE DEFAULT OF BUYER AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER ARISING FROM SUCH FAILURE OF THE SALE TO CLOSE. IN ADDITION, BUYER SHALL PAY ALL TITLE, SURVEY AND ESCROW CANCELLATION CHARGES. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 18.1 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO (A) THE OTHER PARTY'S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT, OR
(B) THIRD PARTY CLAIMS. BY THEIR SEPARATELY EXECUTING THIS SECTION 18.1 BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.


-----------------------                       --------------------
/s/ MOH                                       /s/ WK
-----------------------                       --------------------
  SELLER'S INITIALS                            BUYER'S INITIALS
-----------------------                       --------------------

            18.2 Default by Seller. In the event the sale of the Property as contemplated hereunder is not consummated due to Seller's default hereunder, Buyer shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit and to recover from Seller Buyer's actual, reasonable, out-of-pocket costs incurred by Buyer in performing its inspections, investigations and other due diligence review of the Property, which return and recovery shall operate to terminate this

Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to convey the Property to Buyer in accordance with the terms of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder, except as otherwise expressly provided in Section 10.5.3.4. Buyer expressly waives its rights to seek damages if the Closing does not occur in the event of Seller's default hereunder. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                            SELLER:


                                            AGILENT TECHNOLOGIES, INC.,
                                            a Delaware corporation


                                            By: /s/ Marie Oh Huber
                                                --------------------------------
                                            Name: Marie Oh Huber
                                                 -------------------------------
                                            Title: Vice President, Assistant
                                                   Secretary and Assistant
                                                   General Counsel
                                                  ------------------------------
                                            Date: 2/1/01
                                                  ------------------------------





                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                            BUYER:


                                            BEA SYSTEMS, INC.,
                                            a Delaware corporation


                                            By: /s/ William M. Klein
                                               ----------------------------
                                            Name: William M. Klein
                                                 --------------------------
                                            Title: Executive Vice President
                                                   and Chief Financial
                                                   Officer
                                                  -------------------------
                                            Date: 2/1/01
                                                  -------------------------

                                LIST OF EXHIBITS


Exhibit 1.1.1         -             Legal Description of Land
Exhibit 3.3.1         -             Preliminary Title Report [omitted]
Exhibit 3.4           -             Form of Covenants, Conditions and Restrictions (CC&Rs)
Exhibit 3.5           -             Form of Telecommunications Utility Easement
Exhibit 6.2           -             Due Diligence Material [omitted]
Exhibit 8.1.1         -             Form of Grant Deed
Exhibit 10.5.1        -             Tentative Map Permit, Final Map, PD Permit, and Permit
                                    Required Improvements
Exhibit 10.5.1.1      -             Tentative Map Permit [omitted]
Exhibit 10.5.1.2      -             Planned Development Permit [omitted]
Exhibit 10.7          -             Form of Substation Utility Easement
Exhibit 10.9          -             Mitigation Agreement [omitted]

                                  EXHIBIT 1.1.1

                            LEGAL DESCRIPTION OF LAND


        All that certain property in the City of San Jose, County of Santa Clara, State of California, described as follows:

All of Parcel 2 as shown on that certain Map, entitled "Parcel Map", which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on January 30, 2001, in Book 736 of Maps, at pages 30, 31 and 32.

                                   EXHIBIT 3.4

             FORM OF COVENANTS, CONDITIONS AND RESTRICTIONS (CC&RS)

RECORDING REQUESTED BY
AND, WHEN RECORDED, RETURN TO:

Agilent Technologies, Inc.
395 Page Mill Road, MS A3-10
Palo Alto, CA  94306
Attention: Roxanne Rapson
--------------------------------------------------------------------------------

                         AGREEMENT CONTAINING COVENANTS
                              RUNNING WITH THE LAND

        THIS AGREEMENT CONTAINING COVENANTS RUNNING WITH THE LAND (this "Agreement") dated ____________, 2001, for references purposes only, is made by and between AGILENT TECHNOLOGIES, INC., a Delaware corporation ("Seller"), and ABN AMRO LEASING, INC., an Illinois corporation ("Buyer").

        1. Recitals: The Agreement is made with reference to the following facts and objectives:

            (a) Seller is the owner of that certain real property located in the City of San Jose, County of Santa Clara, State of California, as more particularly described in Exhibit A attached hereto.

            (b) Buyer has purchased from Seller that certain real property abutting North First Street, in the City of San Jose, County of Santa Clara, State of California, as more particularly described on Exhibit B attached hereto.

            (c) Buyer and Seller desire to enter into certain agreements relating to the improvement of the Buyer's Property and the development of the Seller's Property which Buyer and Seller desire be binding upon each successive owner of the Buyer's Property as covenants running with the land and, accordingly, the parties hereto enter into and record this Agreement in the Official Records of the County of Santa Clara, California, to implement the foregoing intentions.

        2. Definitions: The following terms shall have the following meanings when used in this Agreement:

            (a) Agreement: The term "Agreement" shall mean this Agreement.

            (b) Buyer Owner: The term "Buyer Owner" shall mean an Owner of any portion of the Buyer's Property, including Buyer.

            (c) Buyer's Property: The term "Buyer's Property" shall mean all that real property described on Exhibit B attached hereto.

            (d) City: The term "City" shall mean the City of San Jose,
California.

            (e) Floor Area: The term "Floor Area" shall mean the floor area within buildings as defined, calculated and determined in accordance with the standards used by the City of San Jose, California, in expressing maximum density for the development of buildings.

            (f) Mortgagee: The term "Mortgagee" shall mean a beneficiary under or a holder of a deed of trust, mortgage, or other security instrument encumbering the Buyer's Property, Seller's Property, or any portion thereof.

            (g) Owner: The term "Owner" shall mean any person or entity owning of public record legal title to a fee estate in either the Buyer's Property or the Seller's Property, or any portion thereof.

            (h) Seller Owner: The term "Seller Owner" shall mean an Owner of any portion of the Seller's Property, including Seller.

            (i) Seller's Property: The term "Seller's Property" shall mean that real property owned by Seller more particularly described on Exhibit A attached hereto.

            (j) Tenant: The term "Tenant" shall mean any tenant, subtenant, or any other party who has been given the right by any Owner of the Seller's Property or the Buyer's Property to use or otherwise occupy any portion of the Seller's Property or the Buyer's Property, respectively.

        3. Buyer's Agreement Not to Oppose Development: Each Owner and Tenant of any portion of the Buyer's Property shall not oppose, object to, or interfere with, in any manner whatsoever, any future development of the Seller's Property or any portion thereof, including, without limitation, any construction of improvements (whether on-site or off-site), any application for land use or development rights or approvals, any change of access, and any measures regulating traffic. Without limiting the generality of the foregoing, each Owner and Tenant of the Buyer's Property shall not directly or indirectly through any employee, agent, or representative acting within the scope of its employment, agency, or engagement (i) appear in opposition to any proposed development of the Seller's Property, or any portion thereof, at any public hearing called by the City, County or State or any division of the foregoing, (ii) join in any petition to the City, County or State or any division of the foregoing objecting to any proposed development of the Seller's Property or any portion thereof, or
(iii) on behalf of the public, commence any legal proceeding or administrative action objecting to any proposed development on the Seller's Property or any portion thereof. The restrictions contained in this

Paragraph 3 shall extend to all matters of public concern, not just the impact the proposed development may have on traffic flow in the area, including, without limitation, concerns regarding design, coverage, zoning, and the environment. The covenants and restrictions contained in this paragraph 3 shall remain in full force and effect through the date (the "Sunset Date") that Seller and all other Seller Owners have finally completed construction of buildings on the Seller's Property that constitutes full development of such property such that no further buildings could be built on such property under the then existing land use entitlements affecting such property. After the Sunset Date, Seller and all other Seller Owners shall execute and deliver to Buyer a document in recordable form acknowledging that the covenants and restrictions contained in this paragraph 3 have ceased to be effective.

        4. No Limitation on Seller's Property: It is specifically agreed by the parties hereto that this Agreement is strictly for the benefit of the Seller's Property and the Owners thereof and does not, in any manner whatsoever, place any restrictions, obligations or liabilities of any type whatsoever (including, but not limited to, density restrictions and/or limitations) upon the Seller's Property, any Seller Owner, or any Tenant of the Seller's Property.

        5. Restriction on Development of Buyer's Property:

            (a) Floor Area: Neither Buyer nor any other Buyer Owner shall, and no Buyer Owner shall permit or suffer any Tenant of any portion of the Buyer's Property or suffer or permit any agent, representative or contractor of such Buyer Owner or any such Tenant to, take or omit to take any action regarding the development of the Buyer's Property, or any portion thereof, that could, individually or in the aggregate, directly or indirectly reduce the maximum Floor Area of buildings that may be constructed on the Seller's Property below the amount that is permitted by the Planned Development Permit and the Tentative Map described in Section 7. In particular, but without limitation, no such party shall construct, or apply for or implement any permit or approval of any governmental authority to construct, any building(s) on the Buyer's Property if the then Seller Owners determine, in their sole discretion, that such construction or permits to construct on the Buyer's Property could reduce the maximum Floor Area of any buildings that may be constructed on the Seller's Property below the amount that is permitted by such Planned Development Permit and such Tentative Map. The covenants and restrictions contained in this paragraph 5(a) shall remain in full force and effect through the Sunset Date. After the Sunset Date, Seller and all other Seller Owners shall execute and deliver to Buyer a document in recordable form acknowledging that the covenants and restrictions contained in this paragraph 5(a) have ceased to be effective.

            (b) Burrowing Owls: Buyer acknowledges that certain parts of the Buyer's Property may be occupied by Western burrowing owls ("Owls"). Neither Buyer nor any other Buyer Owner shall, and no Buyer Owner shall permit or suffer any Tenant of any portion of the Buyer's Property or suffer or permit any agent, representative, or contractor of such Buyer Owner or any such Tenant to, take or omit to take any action that could evict any Owls from burrows on the Buyer's Property during Owl nesting season (from February 1 through August 31). Any eviction of Owls from burrows during the non-nesting season (from September 1 through

January 31) may be conducted only upon receipt of formal written approval from the California Department of Fish and Game (the "Department"). In addition, Buyer, all other Buyer Owners, and every Tenant of any portion of the Buyer's Property shall maintain protected areas around Owl burrows within which no grading, clearing, landscaping, construction or other development activities may be conducted. During each Owl nesting season (from February 1 through August 31, or, at the Department's discretion, until any young Owls are foraging independently), such protected areas shall consist of all areas on the Buyer's Property within a seventy-five (75) meter (or two hundred fifty (250) foot, if greater) radius of each Owl burrow located on the Buyer's Property or the Seller's Property. During the non-nesting season (from September 1 through January 31, subject to Department modification as described above), such protected areas shall consist of all areas on the Buyer's Property within a fifty (50) meter (or one hundred sixty-five (165) foot, if greater) radius of each Owl burrow located on the Buyer's Property or the Seller's Property. No grading, clearing, landscaping, construction or other development activities shall be conducted within any such protected areas without the prior written approval of the Department. Buyer, all other Buyer Owners, and all Tenants of any portion of the Buyer's Property shall immediately notify the Department, in writing, of any violation of the terms or conditions of this paragraph 5(b).

        6. Restrictions on Use:

            (a) Prohibited Uses: Under no circumstance shall any of the Buyer's Property be developed, improved or used for, nor shall any operations be conducted upon any of the Buyer's Property, for any of the following purposes:

                (1) residential (including, without limitation, single and multi-family housing and hotels, inns, shelters and other facilities for transient occupancy);

                (2) schools or instructional or education facilities or programs for boys and/or girls of age eighteen (18) years or younger (including, without limitation, nursery, elementary, middle, secondary and post-secondary schools);

                (3) child care, day care, or facilities or uses of any kind involving the care, supervision, housing, or education of boys and girls of age eighteen (18) years or younger;

                (4) hospitals, medical, dental or veterinary clinics and any other health care facilities;

                (5) nursing homes, assisted living facilities, hospices, sanitoria, and other elder or senior care facilities; or

                (6) any use prohibited or restricted by any Law that prohibits or restricts uses within a specified distance of a site where Hazardous Materials of a type and quantity used for manufacturing or research and development purposes are present; provided, however, in no event shall this
Section 6(a)(6) be construed to restrict general office, research and development or manufacturing use.

            (b) Changed Use of Seller's Property: Notwithstanding the use restrictions set forth in Section 6(a) hereof, if at any time, all of Seller's Property has permanently ceased to be used or occupied for industrial, manufacturing, or research and development purposes, any Buyer Owner shall have the right to request that one or more of the use restrictions set forth in
Section 6(a) be terminated. No Seller Owner may unreasonably withhold its consent to such request; provided, however, that no termination of a use restriction shall be valid unless and until all then-current Seller Owners consent.

            (c) Hazardous Materials: All Hazardous Materials at any time present at the Buyer's Property must be used, stored, handled and disposed of in strict compliance with all laws, rules, regulations, orders and requirements of all governmental authorities (collectively, "Laws"). For purposes of this Agreement, "Hazardous Materials" shall mean any substance, material or waste now or hereafter regulated under any applicable Laws for the protection of health, safety or the environment.

        7. Construction/Subdivision Obligations:

            (a) Entitlement Process. Buyer acknowledges that (a) the Buyer's Property has only recently been subdivided from the Seller's Property, (b) Seller submitted to the City applications dated August 11, 2000 (as amended most recently by submissions on November 21, 2000 and December 7, 2000) for a PD Permit and a vesting tentative subdivision map to subdivide the Seller's Property and the Buyer's Property into five (5) parcels (the "ORIGINAL APPLICATION"). In order to cause a subdivision creating the Buyer's Property as a separate legal parcel to be completed by January 30, 2001 so that the Buyer's Property could be conveyed to Buyer by February 8, 2001, Seller submitted to the City amendments to the Original Application (the "AMENDED APPLICATION"), which requested approval of a vesting parcel map creating two separate legal parcels consisting of the Buyer's Property and the Seller's Property. On January 17, 2001, the City approved the Amended Application, and thereby approved the vesting tentative parcel map and PD Permit described in the Amended Application. The parties agree as follows with respect to the land use entitlements for which application has been made by Seller, and the entitlements that are issued in response thereto:

                (1) As used herein, the following terms shall have the following meanings: (i) the term "TENTATIVE MAP PERMIT" (or "TMP") shall each have the meaning ascribed to it by Exhibit C, and a true copy of the TMP is attached as Exhibit C-1; (ii) the term "TENTATIVE MAP" (or "TENTATIVE PARCEL MAP") shall mean the Tentative Vesting Parcel Map approved by the City in connection with the approval of the TMP on or about January 17, 2001; (iii) the term "FINAL MAP" shall mean the final Parcel Map recorded January 30, 2001, in Book 736 of Maps, at pages 30, 31 and 32, in the Official Records of Santa Clara County, California, which was recorded to implement the Tentative Map and the TMP; and
(iv) the term "PD PERMIT" is defined in Exhibit C, and a true copy is attached as Exhibit C-2.

                (2) Seller shall have exclusive and complete power and authority to take all action necessary to implement the Permit Required Improvements (as that term is defined in Section 7(b)(1)) imposed in connection with or authorized by the PD Permit, the Tentative Map, and the Final Map, including the negotiation and execution of subdivision agreements, obtaining bonds, and the preparation and development of design documents for improvements that must be constructed to implement such Permit Required Improvements. Buyer shall have the right to reasonably approve any material change to the Subdivision Agreement to which Seller is a party (subject to Seller's right to obtain extensions of time for performance pursuant to Section 7(b)(3)) and to any subsequent subdivision or improvement agreement with the City, which relates to any other Permit Required Improvements.

                (3) The PD Permit, the TMP, the Final Map, and the Permit Required Improvements shall not be legally challenged or contested, changed, modified, or waived without the prior written consent of Seller and Buyer, which either party may withhold in its sole discretion. Notwithstanding the foregoing, upon the full and complete performance of all of the Permit Required Improvements by Seller and Seller's other performance of all of its obligations under this Section 7, the restrictions set forth in this Section 7(a)(3) shall terminate.

                (4) Seller has caused or will cause Nolte Associates, Inc. ("Nolte") to submit to the City plans for the street improvements that are part of the Permit Required Improvements and Component Drive. To the extent the plans submitted or to be submitted are changed or supplemented during the City approval process, Seller shall cause Buyer to receive design documents generated by the City or by Nolte during the plan development process so that Buyer has the opportunity to review and comment upon the development of the plans for such improvements. During this plan development process, Buyer may propose changes to plans, and Seller shall use reasonable efforts to incorporate changes requested by Buyer in such plans, subject to the following: (i) any change requested by Buyer must be done at a point in time when it may be implemented without materially delaying the plan development and approval process; (ii) any change proposed by Buyer may not materially change the alignment, configuration, or location of any improvements, and must be consistent with the requirements of the Final Map, the TMP, and the PD Permit; and (iii) if any change requested by Buyer has an impact on the cost or schedule to complete the improvements, then Seller is only obligated to incorporate the requested change if Buyer agrees to pay any additional cost resulting from the proposed change and so long as Buyer agrees that Seller shall have such additional time as is needed to incorporate the change and the change may be completed within the schedule for performance required by the City. Seller shall have the right to make changes to such plans so long as such changes (i) are consistent with City requirements for such improvements and are consistent with the PD Permit, the TMP, and the Final Map, and (ii) are not materially inconsistent or materially different in scope or quality than the improvements described by the plans prepared by Nolte and submitted to the City for such improvements prior to the date of this Agreement.

            (b) Implementation of Permit Conditions. Regardless of cost, Seller shall implement (including design, construction, and completion), and pay for costs and expenses incurred or which must be paid for, all Permit Required Improvements.

                (1) As used herein, the term "PERMIT REQUIRED IMPROVEMENTS" shall mean all off-site improvements (such as traffic mitigation measures), in-tract improvements (such as public streets, private roads, underground utilities, storm drainage and sanitary sewer lines, and signalization), and dedications of the Seller's Property, and payment of fees that are required, imposed or authorized by the City that are listed as "Permit Required Improvements" on Exhibit C, and the installation of Component Drive in accordance with the TMP, the Final Map, and the PD Permit.

                (2) The PD Permit authorizes the construction of a private roadway within the Buyer's Property known as Component Drive. Seller shall at its cost install Component Drive in accordance with the design permitted by the PD Permit and as described in the Original Application. Seller shall be obligated to install landscaping (but not street trees) and irrigation systems related to Component Drive. The following subsections (a) through (g) shall govern Component Drive:

                    (a) Buyer shall cooperate with Seller to give Seller (and its agents, employees, and contractors) such rights of access as are necessary for the construction of Component Drive (including land for staging, storage, and temporary locations for fill material or soil to be relocated or removed from the site as a result of grading). To the extent Buyer is constructing improvements at the same time Component Drive is being installed, the projects of Buyer shall be coordinated with Seller's construction of Component Drive so that interference with either is minimized, and Seller is able to complete its construction obligations in an orderly and efficient manner and within the time frames required by this Agreement.

                    (b) In connection with its entry on the Buyer's Property to construct Component Drive, Seller shall keep the Buyer's Property free and clear of any mechanic's liens, materialmen's liens or claims arising out of Seller's activities on the Buyer's Property in connection with such construction. All work done by Seller in connection with the construction of Component Drive shall be at Seller's sole cost and expense, shall be done in a workmanlike manner in accordance with all applicable codes, statutes, ordinances, rules, regulations and laws. Seller shall be solely responsible for the health and safety of any of its employees, agents, or contractors who enter the Buyer's Property pursuant to this Section.

                    (c) Seller shall indemnify, protect, defend by counsel reasonably acceptable to Buyer, and hold Buyer harmless from and against any and all costs, expenses, claims, demands, liabilities, damages, losses or liens (including, without limitation, mechanic's liens), including reasonable attorneys' fees, arising from or in any fashion related to the entry by Seller or its representatives on the Buyer's Property pursuant to this Section.

                    (d) At all times during the construction of Component Drive or while any of Seller's representatives are on the Buyer's Property for such purpose pursuant to this Section, Seller shall purchase and maintain and cause Seller's representatives to purchase and maintain (a) worker's compensation and occupational disease insurance in statutory minimum amounts, and (b) commercial general liability and auto liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000), per occurrence, for bodily injury, death, property damage, completed operations for at least one year after completion of Seller's construction of Component Drive, auto and auto non-ownership, and blanket contractual liability. This liability insurance shall name Buyer as an additional insured and be issued by an insurance company reasonably approved by Buyer. Seller shall be responsible for and take all necessary safety and security precautions relating to the location and identification of underground utilities that may be affected by the construction of Component Drive. In this regard, Seller shall promptly repair or have repaired any damage to such utility services caused by the action of Seller or Seller's representatives.

                    (e) As soon as Component Drive is substantially completed, Seller and Buyer shall together inspect such improvements so completed, using reasonable efforts to discover all uncompleted or defective construction. After such inspection has been completed, each party shall sign an acceptance agreement in a form reasonably acceptable to each, which shall include a list of all "punch list" items which the parties agree are to be corrected by Seller. Seller shall complete and/or repair such "punch list" items within a reasonable period of time after executing the acceptance agreement.

                    (f) Seller warrants that Component Drive shall be constructed substantially in accordance with plans approved by the City and consistent with the TMP, the Final Map, and the PD Permit, and all applicable laws in a good and workmanlike manner. The foregoing warranty shall be subject to, and limited by, the following: (i) once Seller is notified in writing of any breach of the above-described warranty, Seller shall promptly commence the cure of such breach and complete such cure with diligence at Seller's sole cost; (ii) Seller's liability pursuant to such warranty shall be limited to the cost of correcting the defect for the matter in question, and in no event shall Seller be liable to Buyer for any damages or liability incurred by Buyer as a result of such defect or other matter, including without limitation consequential damages; and (iii) notwithstanding anything contained herein, Seller shall not be liable for any defect in design or construction which is discovered and of which Seller receives written notice from Buyer after the first (1st) anniversary of the recordation of a notice of completion for the work of improvement affected by the defect. With respect to defects for which Seller is not responsible pursuant to this section, Buyer shall have the benefit of any construction warranties existing in favor of Seller that would assist Buyer in correcting such defect. Upon request by Buyer, Seller shall inform Buyer of all written construction warranties existing in favor of Seller which affect the construction of Component Drive. Seller shall cooperate with Buyer in enforcing such warranties and in bringing any suit that may be necessary to enforce liability with regard to any defect for which Seller is not responsible pursuant to this Section so long as Buyer pays all costs reasonably incurred by Seller in so acting. Seller makes no other express or implied warranty with respect to the design, construction or operation of Component Drive except as set forth in this Section 7(b)(2).

                    (3) As soon as reasonably practicable after the date hereof, Seller shall commence and use commercially reasonable efforts to diligently and continuously prosecute to completion the design, approval, construction and/or implementation of all Permit Required Improvements and the construction of Component Drive substantially in accordance with the requirements of the City (excluding requirements related to time for performance or completion date). Such obligations of Seller shall be extended by events of "Force Majeure" described in Section 7(b)(4). Seller shall implement and complete all Permit Required Improvements within the time periods required by the City pursuant to any Subdivision Agreement or other agreement to which the City is a party that is adopted or implemented pursuant to the TMP, the PD Permit or the Final Map, or in implementation of any Permit Required Improvements; provided, however, that Seller may seek and obtain from the City waivers or extensions of time in which to perform pursuant to any Subdivision Agreement so long as such waiver or extension of time is consistent with the obligation of Seller set forth in the first sentence of this Section. If Buyer's cooperation is required for Seller to implement any Permit Required Improvements, Buyer shall cooperate reasonably to permit Seller to implement such Permit Required Improvements, provided that such cooperation be at Seller's sole cost and expense and Seller shall indemnify, defend, protect and hold harmless Buyer from any losses, costs, claims, liabilities or damages in connection therewith.

                    (4) The time period for completion of Permit Required Improvements or the construction of Component Drive specified in Section 7(b)(3) shall be extended by any prevention, delay or stoppage due to strikes, unanticipated or unusual inclement weather, labor disputes, reasonably unanticipated inability to obtain or delays in obtaining labor, materials, fuels, or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction (including, without limitation, delays in obtaining necessary governmental approvals from the City, CalTrans, or any other governmental agency having jurisdiction over any of the improvements required to be constructed), civil commotion, fire or other peril, and other causes beyond the reasonable control of the party obligated to perform (except financial inability) ("FORCE MAJEURE"). If an event of Force Majeure occurs, the party obligated to perform shall be excused from the performance for a period equal to the period of any such prevention, delay, or stoppage, but only so long as such party delivers to the other party who is to be benefited by such performance notice within a reasonable period of time specifying the nature of the Force Majeure and the estimated duration.

                    (5) The parties acknowledge that the City requires, as part of the Permit Required Improvements, that Seller (i) pay certain fees and other amounts immediately as a condition to the recordation of the Final Map, (ii) enter into a construction or subdivision agreement in which Seller agrees to perform some or all of the Permit Required Improvements (the "SUBDIVISION AGREEMENT"), and (iii) provide the City with bonds, letters of credit, or other security to secure the performance of the subdivider under the Subdivision Agreement. Buyer shall take such actions and execute such additional documents as Seller may reasonably require to the extent reasonably needed to implement Seller's obligation to satisfy at Seller's cost all Permit Required Improvements.

                    (6) Intentionally omitted.

                    (7) To the extent any Subdivision Agreement or any of the Permit Required Improvements require that bonds, letters of credit, or other security be provided to secure the performance of the subdivider under the Subdivision Agreement (the "SECURITY REQUIREMENT"), Seller shall take such action as is necessary to satisfy the Security Requirement and shall pay all costs associated therewith and shall provide all collateral required by the provider of the security instrument in order to obtain the security instrument required to satisfy the Security Requirement.

                    (8) At such time as Seller has fully and completely performed all of the Permit Required Improvements, upon not less than thirty
(30) days prior written request by Seller, Buyer shall provide a certification, in recordable form, that, to its knowledge, based on information obtained from the City, the Permit Required Improvements have been completed. Buyer shall also provide, upon not less than thirty (30) days prior written request by Seller, an estoppel certificate in a form reasonably satisfactory to Buyer as to its knowledge, based on information obtained from the City, as to the state of completion of the Permit Required Improvements.

                    (9) As more fully set forth in Exhibit C, it is anticipated that the City will require dedications of the Buyer's Property and the Seller's Property in connection with the implementation of the Permit Required Improvements and in accordance with the Final Map, the TMP, and the PD Permit. As set forth in Exhibit C, each of Buyer and Seller, as applicable, shall cause the required dedication to be made from the property owned by it or any required easement to be created and conveyed over the property owned by it, and neither party shall have the obligation to reimburse the other for the cost to create such easement or make such dedication, including the loss of use of any land resulting from the creation of such easement, or the value of any land required to be so dedicated. Without limiting the generality of the foregoing, it is anticipated that further dedications will be required in connection with the re-alignment of Orchard Parkway, certain boundary modifications along North First Street, and traffic signalization improvements that must be installed within Component Drive. Notwithstanding the foregoing, this Agreement shall not obligate Buyer to make any dedication of land which would result in the reduction of the maximum Floor Area permitted to be constructed on the Buyer's Property unless (i) the dedication requirement cannot be satisfied by a dedication of Seller's Property, and (ii) Seller agrees (without the obligation to do so) either to transfer replacement Floor Area entitlement to Buyer so that Buyer suffers no net loss of Floor Area entitlement, or (but only if Seller cannot so transfer replacement Floor Area entitlement to Buyer) pay to Buyer a fee equal to Two Hundred Six Dollars ($206) per square foot of reduction of Floor Area directly caused by the required dedication of the Buyer's Property.

            (c) Remedies and Security. The following provisions shall govern the remedies of the parties hereto in the event of a default of an obligation contained in this Section 7:

                (1) A party to this Agreement shall not be in default of any obligation contained in this Section 7 unless and until such party shall have failed to perform any such obligation involving the payment of money within five
(5) days after delivery of written notice from the other party specifying such failure to pay, or, in the case of a failure to perform an obligation that does not involve the payment of money, such party shall not have cured such failure to perform within thirty (30) days after written notice from the other party specifying the nature of such failure where such failure could reasonably be cured within such thirty (30) day period, or if such failure could not reasonably be cured within said thirty (30) day period, such party shall have failed to commence such cure within such thirty (30) day period and thereafter continue with due diligence to prosecute such cure to completion within such time period as is reasonably needed to effect the cure.

                (2) In order to provide security to Buyer for the performance of Seller's obligations pursuant to this Section 7, Seller has delivered to Buyer and will maintain in effect until Seller has fully performed its obligations under this Section 7 a performance bond in the principal amount of Eight Million Dollars ($8,000,000) as security for the performance of Seller's obligations under this Section 7 (the "BOND"), which meets all of the following conditions:
(i) the Bond is irrevocable and in form reasonably satisfactory to Seller and Buyer; and (ii) the Bond is drawn upon or issued by a financial institution reasonably acceptable to Buyer. Buyer shall be entitled to commence action to enforce the Bond, upon the occurrence of a default by Seller of its obligations under this Section 7 (after notice and opportunity to cure pursuant to Section 7(c)(1)). To the extent that Buyer receives proceeds from the Bond and the proceeds are not needed to satisfy Seller's obligations under this Section 7, Buyer shall hold such cash proceeds that are not so needed in a separate interest-bearing account as security for the further performance of such obligations by Seller. Upon full performance of all obligations of Seller under this Section 7, the Bond (or any cash proceeds resulting from a draw upon the Bond with any interest earned thereon) shall be returned to Seller. The obligation to provide a Bond pursuant to this section shall not reduce or otherwise affect the obligation of Seller to provide Security Instruments required by the City, nor shall either the Bond or such Security Instruments limit the personal liability of Seller for the performance of its obligations under this Agreement, and in the event of default, Buyer may seek recourse against any security for such obligations or personal liability, or both, in any order.

                (3) In the event that Seller is in material default of its obligations under this Section 7, Buyer shall have the right (without the obligation) to perform, satisfy or fulfill such obligations and to recover from Seller all costs (including penalties and fees) incurred by Buyer in connection therewith, which amount shall be due immediately upon written demand therefor from Buyer to Seller. In this regard, each third party contract to which Seller is a party that relates to the satisfaction of Permit Required Improvements (e.g., architects' agreements, sub-consultant agreements, and construction contracts) shall specifically provide, in form reasonably acceptable to Buyer, that upon an event of material default by Seller of its obligations under this Section 7, and upon demand of Buyer, such contracts shall be assigned to Buyer to enable Buyer to exercise its self-help remedy described in this Section. The form and structure of such assignment provisions shall be consistent with documentation and lending practices of institutional construction lenders who obtain such rights of assignment in connection with construction loans made to commercial developers. In the event Buyer properly seeks the assignment of any such contracts to enable it to exercise its self-help remedy, Seller shall act reasonably to facilitate the transfer of such contract rights, and shall be responsible for any damages incurred by Buyer caused by its failure to do so.

                (4) Buyer shall have the remedies of injunctive relief and specific performance to compel Seller to perform its obligations under this
Section 7, in addition to any other remedies specifically provided for in this
Section 7.

                (5) IN THE EVENT SELLER IS IN MATERIAL DEFAULT OF AN OBLIGATION UNDER THIS SECTION 7 REGARDING THE DESIGN, APPROVAL, CONSTRUCTION AND/OR COMPLETION OF A PHYSICAL IMPROVEMENT (E.G., COMPONENT DRIVE, ORCHARD PARKWAY, THE 96-INCH STORM DRAIN LINE, AND THE OFF-SITE TRAFFIC MITIGATION MEASURES DESCRIBED IN THE TMP AND PD PERMIT) (A "CONSTRUCTION DEFAULT"), AND IF BUYER BECOMES ENTITLED TO AND ELECTS TO EXERCISE BUYER'S SELF-HELP REMEDY SET FORTH IN
SECTION 7(c)(3), THEN, IN ADDITION TO THE REMEDY OF SPECIFIC PERFORMANCE SPECIFIED IN SECTION 7(c)(4), THE RIGHT TO RECOVER THE COST OF CURING SUCH DEFAULT AS SPECIFIED IN SECTION 7(c)(3), THE RIGHT TO INTEREST SPECIFIED IN
SECTION 7(c)(6), AND THE RIGHT TO RECOVER ATTORNEYS' FEES PURSUANT TO SECTION 8(e), SELLER SHALL PAY TO BUYER THE AMOUNT OF TEN MILLION DOLLARS ($10,000,000) AS LIQUIDATED DAMAGES FOR SUCH CONSTRUCTION DEFAULT. THE PARTIES ACKNOWLEDGE THAT BUYER'S ACTUAL DAMAGES IN THE EVENT OF SUCH CONSTRUCTION DEFAULT BY SELLER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE, PARTICULARLY BECAUSE OF THE POTENTIAL EFFECT SUCH CONSTRUCTION DEFAULT MAY HAVE UPON THE ABILITY OF BUYER TO UTILIZE OR DISPOSE OF BUYER'S PROPERTY, AND ACCORDINGLY THE PARTIES AGREE THAT THE AMOUNT SO SPECIFIED AS LIQUIDATED DAMAGES IS A REASONABLE AMOUNT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE THIS AGREEMENT IS EXECUTED. BUYER AND SELLER AGREE THAT BUYER'S RIGHT TO RECOVER SUCH LIQUIDATED DAMAGES IS IN LIEU OF, AND ACCORDINGLY BUYER HEREBY WAIVES ITS RIGHT TO RECOVER, DIRECT CONSEQUENTIAL AND PUNITIVE DAMAGES RESULTING FROM SELLER'S CONSTRUCTION DEFAULT; PROVIDED, HOWEVER, THAT BUYER DOES NOT WAIVE, AND THIS SECTION SHALL NOT AFFECT, BUYER'S RIGHT TO RECOVER THE COST OF CURING SELLER'S CONSTRUCTION DEFAULT WHICH BUYER HAS THE RIGHT TO RECOVER PURSUANT TO SECTION 7(c)(3), THE REMEDY OF SPECIFIC PERFORMANCE SPECIFIED IN SECTION 7(c)(4), BUYER'S RIGHT TO INTEREST DUE PURSUANT TO

SECTION 7(c)(6), AND BUYER'S RIGHT TO ATTORNEYS' FEES PURSUANT TO SECTION 8(e). BY THEIR SEPARATELY EXECUTING THIS SECTION BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE CONCERNING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. IF FOR ANY REASON THIS SECTION 7(c)(5) CONCERNING LIQUIDATED DAMAGES FOR A CONSTRUCTION DEFAULT IS DETERMINED TO BE UNENFORCEABLE IN ANY RESPECT BECAUSE OF A CHALLENGE THERETO BROUGHT BY SELLER, THEN THE WAIVER CONTAINED IN THE IMMEDIATELY PRECEDING SENTENCE SHALL BECOME VOID AND OF NO EFFECT, AND BUYER SHALL HAVE ALL RIGHTS AND REMEDIES AVAILABLE AT LAW OR IN EQUITY AS A RESULT OF SELLER'S CONSTRUCTION DEFAULT, INCLUDING THE RIGHT TO RECOVER DIRECT, CONSEQUENTIAL, AND PUNITIVE DAMAGES RESULTING FROM ANY SUCH CONSTRUCTION DEFAULT.


-----------------------                       --------------------

-----------------------                       --------------------
   BUYER'S INITIALS                            SELLER'S INITIALS
-----------------------                       --------------------

                (6) Except where otherwise provided in this Section 7, whenever one party owes an amount to the other party pursuant to this Section 7, such amount shall be due within ten (10) days after written demand therefor, accompanied by reasonable documentary evidence therefor. To the extent any amount due under this Section 7 is not paid when due, the delinquent party shall also pay interest on the amount so delinquent from its due date until paid at a rate of interest equal to the lesser of (i) the maximum permissible rate of interest allowed by California law, or (ii) an annual rate of interest equal to four (4) percentage points over the prime rate of interest then published by The Wall Street Journal from time to time.

            (d) Survival. The provisions of this Section 7 are intended to be covenants running with the land; provided, however, that notwithstanding any subsequent sale of the Seller's Property or any part thereof by Seller, Seller shall remain personally liable for the performance of all obligations set forth in this Agreement, including all provisions of this Section 7. Notwithstanding the foregoing, upon the full and complete performance of all of the Permit Required Improvements by Seller and Seller's other performance of all of its obligations under this Section 7, (i) the provisions of this Section 7 shall cease running with the land, and (ii) Buyer and all other Buyer Owners shall execute and deliver to Seller a document in recordable form acknowledging that the covenants and restrictions of Seller contained in this Section 7 have ceased to be effective.

        8. Compliance with PD Permit. Neither Seller nor any other Seller Owner nor Buyer nor any other Buyer Owner shall, nor shall any Seller Owner or Buyer Owner permit any of its Tenants to, take any action, or fail to take any action, which would cause the revocation, termination, or suspension of effectiveness of the PD Permit.

        9. Use of Component Drive. Seller and Buyer acknowledge that the Final Map contains a "Covenant of Easement" that creates an easement over Component Drive for ingress for the benefit of the Buyer's Property and the Seller's Property (the "Component Drive Easement"). The City has required the creation of this easement to provide traffic circulation to mitigate the effects of traffic to be generated by the development of the Buyer's Property and the Seller's Property, which traffic mitigation measure is a prerequisite to further discretionary land use approvals that may be required by the owner of the Buyer's Property or the owner of the Seller's Property. To implement the purpose of the Component Drive Easement, Buyer agrees as follows: (i) except as otherwise specifically provided by this Section, Buyer shall be responsible for the operation, maintenance, repair, and replacement of Component Drive following its completion; (ii) the design, alignment, and configuration of Component Drive, as it exists following its completion by Seller, shall not be materially changed or altered without the consent of Seller, which consent shall not be unreasonably withheld; (iii) no gate, control device, or other barrier shall be erected along any part of Component Drive and the Component Drive Easement shall provide unrestricted access from the public street known as Orchard Parkway to the public street known as North First Street and vice versa, (iv) the Component Drive Easement may not be terminated or changed without the consent of Seller, and (v) to the extent the City requires any modification of the Component Drive easement to implement its original purpose of providing traffic circulation benefiting both the Buyer's Property and the Seller's Property as a traffic mitigation measure imposed to permit the entitlement for the Floor Area permitted on the Buyer's Property and the Seller's Property, Seller and Buyer shall take such action as is reasonably requested by the City to implement such change to the extent necessary to protect the Floor Area entitlement allocated to the Buyer's Property and the Seller's Property; provided, however, that if the change is precipitated by a land use approval application, the applicant for such approval shall pay the cost of implementing the change, and otherwise such cost shall be equitably shared by Seller and Buyer.

        10. Miscellaneous:

            (a) Constructive Notice and Acceptance: Every person who now or hereafter owns, occupies or acquires any right, title or interest in or to any portion of the Buyer's Property shall conclusively be deemed to have consented and agreed to every covenant, condition and restriction contained herein, whether or not any reference to this Agreement is contained in the instrument by which such person acquired an interest in the Buyer's Property.

            (b) Rights of Mortgagee: No breach of this Agreement, or any enforcement thereof, shall defeat or render invalid the lien of any mortgage or deed of trust now or hereafter executed upon any land subject to this Agreement; provided, however, that if any portion of the Buyer's Property or the Seller's Property is sold under a foreclosure of any mortgage or under the provisions of any deed of trust, any purchaser at such sale and its successors and assigns shall hold any and all property so purchased subject to the terms of this Agreement.

            (c) General Declaration: Buyer and Seller hereby declare and agree that (i) the Buyer's Property shall be conveyed, encumbered, leased, and otherwise used subject to this Agreement, and (ii) the agreements set forth herein shall be "covenants running with the land" burdening each portion of the Buyer's Property for the benefit of each portion of Seller's Property the burdens of which shall be binding upon each Owner and Tenant of each portion of the Buyer's Property, and their respective successors and assigns, for the benefit of each Owner of each portion of Seller's Property, and its successors and assigns.

            (d) Equitable Relief: To the fullest extent permissible by Law and without limiting any other rights or remedies that may be available to Seller or any other Seller Owner pursuant to this Agreement, Seller and all other Seller Owners shall be entitled, as a matter of right, to specific performance and other equitable relief to protect their interests, including, without limitation, preliminary and permanent injunctive relief. Buyer and all other Buyer Owners hereby consent to the issuance by any court of competent jurisdiction of both temporary and permanent injunctions in the event of such breach or threatened breach restraining and prohibiting Buyer and all other Buyer Owners, and their respective Tenants, agents, representatives and contractors, from violating any of the provisions of this Agreement.

            (e) Attorneys' Fees: If any party(ies) hereto, or bound hereby, commences an action against any other such party(ies) arising out of or in connection with this Agreement, the prevailing party(ies) shall be entitled to recover from the losing party(ies) reasonable attorneys' fees and costs of suit. The term "prevailing party" shall include a party who obtains legal counsel or brings an action against the other by reason of the other's breach or default and obtains substantially the relief sought, whether by compromise, settlement or judgment.

            (f) Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument.

            (g) Notices: All notices required or permitted by this Agreement shall be given in writing, and served by personal delivery or by United States Express Mail or similar courier delivery service, or by United States registered or certified mail. Notices by personal delivery shall be deemed given when received. Notices by United States Express Mail or courier delivery service shall be deemed given when received. Notices by United States registered or certified mail shall be deemed given on the date shown on the return receipt or, if no date is shown, then four (4) business days after mailing. Notices shall be addressed as set forth below, but any Owner may change its address by giving written notice thereof to each other Owner in accordance with the provisions of this paragraph. If any Owner has not notified another Owner of its address for notices, then such non-notified Owner may deliver notices to the address of the Owner of record of the parcel in question at the most recent address maintained by the County Tax Assessor's Office for the owner of record for such parcel. The address for notices (i) for Seller is 10 N. Martingale Road, Suite 550, Schaumburg, IL 60173, Attn: Real Estate Department, with a copy to 395 Page Mill Road, Palo Alto, CA 94306, Attn: Legal Department (Real Estate) and (ii) for Buyer is ABN AMRO Leasing, Inc., 135 South LaSalle Street, Suite

740, Chicago, IL 60603, Attn: General Counsel, with a copy to BEA Systems, Inc., 2315 North First Street, San Jose, CA 95131, Attn: Real Estate Department.

        11. Choice of Law; Severability: This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California. If any provisions of this Agreement shall be invalid, unenforceable, or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in full force and effect.

                             [SIGNATURES TO FOLLOW.]

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                            SELLER:

                                            AGILENT TECHNOLOGIES, INC.,
                                            a Delaware corporation


                                            By:_________________________________

                                            Name:_______________________________

                                            Title:______________________________



                             [SIGNATURES CONTINUE.]

                                            BUYER:

                                            ABN AMRO Leasing, Inc.,
                                            an Illinois corporation


                                            By:_________________________________

                                            Name:_______________________________

                                            Title:______________________________

State of _____________________) ss.
County of ___________________)


        On , 2001, before me, ________________________________, Notary Public, personally appeared ___________________________________________________,
personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.


WITNESS my hand and official seal.


------------------------------
Signature of Notary

State of _____________________) ss.
County of ___________________)


        On , 2001, before me, ________________________________, Notary Public, personally appeared ___________________________________________________,
personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.


WITNESS my hand and official seal.


-------------------------------
Signature of Notary

                                    EXHIBIT A

                                Seller's Property



        All that certain property in the City of San Jose, County of Santa Clara, State of California, described as follows:

        All of Parcel 1 as shown on that certain Map, entitled "Parcel Map", which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on January 30, 2001, in Book 736 of Maps, at pages 30, 31 and 32.

                                    EXHIBIT B

                                Buyer's Property



        All that certain property in the City of San Jose, County of Santa Clara, State of California, described as follows:

        All of Parcel 2 as shown on that certain Map, entitled "Parcel Map", which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on January 30, 2001, in Book 736 of Maps, at pages 30, 31 and 32.

                                    EXHIBIT C

                   TENTATIVE MAP PERMIT, FINAL MAP, PD PERMIT,
                        AND PERMIT REQUIRED IMPROVEMENTS

        1. Tentative Map Permit: As used in the foregoing Agreement, the terms "Tentative Map Permit" and "TMP" shall mean that Tentative Map Permit bearing File No. PT00-08-106 issued and approved January 17, 2001, a copy of which is attached as Exhibit C-1.

        2. Final Map: As used in the foregoing Agreement, the term "Final Map" shall mean that Parcel Map recorded January 30, 2001, in the Official Records of Santa Clara County, California, in Book 736 of Maps, at pages 30, 31 and 32.

        3. PD Permit: As used in the foregoing Agreement, the term "PD Permit" shall mean that Planned Development Permit bearing File No. PD00-08-063, approved and issued January 18, 2001 by the City of San Jose, a copy of which is attached as Exhibit C-2.

        4. Permit Required Improvements: As used in the foregoing Agreement, the term "Permit Required Improvements" shall mean the obligations or actions to be performed by Seller that are described by the following Sections 4.B and 4.C made part of this Section 4 (with reference to the indicated Conditions of either the Tentative Map Permit or the PD Permit), but subject to the limitations contained in Section 4.A:

            A. Limitations: The scope of the Permit Required Improvements to be constructed or implemented by Seller shall be limited by the following:

                (1) Wherever in Section 4.B or 4.C there is a reference to "General Requirement", it is intended to mean that (i) Seller shall comply with such "General Requirement" in connection with its construction of the physical improvements it is required to construct as part of the Permit Required Improvements only if and to the extent the City requires compliance as a condition to the construction of such physical improvements that are part of the Permit Required Improvements; and, (ii) such "General Requirement" will or may be imposed in connection with any future land use approval or permit sought by either the owner of the Buyer's Property or the owner of Seller's Property with respect to construction of buildings and other improvements in the future (e.g., a PD permit or a site development permit for buildings on either property), and that the applicant for such approval will be responsible for complying with such "General Requirement" at its cost without reimbursement from Seller (except to the extent Seller is the applicant for such future land use approval for the development of improvements on property owned by it).

                (2) Wherever in Section 4.B or 4.C of this Exhibit it is stated that "each of Seller and Buyer shall cooperate and make dedications or grant easements required of it to implement the purpose of this Condition" (or words of similar import), it is intended to mean that if further dedications or easements are required by the City to be conveyed affecting either the Buyer's Property and/or Seller's Property to implement the purpose of the Condition in question, then Seller and/or Buyer, as applicable, shall cause the required dedication to be made from the property owned by it or the required easement to be created and conveyed over the property owned by it, and neither party shall have the obligation to reimburse the other for the cost to create such easement or make such dedication, including the loss of use of any land resulting from the creation of such easement, or the value of any land required to be so dedicated (subject to the limitation contained in the last sentence of Section 7(b)(9) of the foregoing Agreement).

                (3) Where a condition of the Tentative Map Permit or the PD Permit is specifically made an obligation of Buyer by Section 4.B or 4.C of this Exhibit, it shall be excluded from the Permit Required Improvements and shall be an obligation of Buyer (or any subsequent owner of the Buyer's Property).

            B. Tentative Map Permit (the following paragraph references are to the enumerated conditions stated in the Tentative Map Permit):

                (1) Improvements: Seller shall construct the improvements described by Condition 1 of the TMP.

                (2) Improvement Contract: Seller shall comply with Condition 2 of the TMP.

                (3) Public Use Easements: Seller shall make the dedications required by Condition 3 of the TMP; provided, however, that if further dedications are required affecting the Buyer's Property or Seller's Property, each of Seller and Buyer shall cooperate in making any dedication or grant of easement required to implement the Final Map and the PD Permit.

                (4) Conveyance of Easements: Seller shall comply with Condition 4 of the TMP by making the required conveyance of easements; provided, however, that if further easements are required to be created and conveyed affecting the Buyer's Property and/or Seller's Property, then each of Seller and Buyer shall cooperate to make any dedication or grant of easement required by this Condition 4.

                (5) Sewage Treatment Demands: Condition 5 of the TMP is a General Requirement.

                (6) Distribution Facilities: Seller shall comply with Condition 6 of the TMP to the extent the City requires that such facilities be installed in Orchard Parkway, Component Drive, or any public utility easement that is created in connection with the Final Map. Condition 6 of the TMP shall not be construed to obligate Seller or Buyer to put underground the existing above-ground electric power lines generally located along the alignment of proposed Component Drive, or any other existing above-ground electrical facilities.

                (7a) Storm Drainage, Sewer Fees: With respect to Condition 7a of the TMP, Seller shall pay storm drainage area fees imposed by the City in connection with the implementation of the Final Map, and Seller shall receive the benefit of all credits associated with the installation of storm drainage facilities; provided, however, that to the extent such credits exceed all storm drainage area fees, sanitary sewer connection fees, and sewer treatment plant fees that Seller is obligated to pay with respect to the Permit Required Improvements, then such excess credits shall be shared by Buyer and Seller in proportion to the Floor Area built or permitted to be built on the Buyer's Property and Seller's Property if and to the extent the City will permit the reallocation of such net credits. All sanitary sewer connection fees and sewage treatment plant fees not required by the City to be paid as a condition to the construction of the Permit Required Improvements shall be paid by the applicant for any land use approval for the development of buildings on the Buyer's Property or Seller's Property, to the extent they relate to the improvements for which the applicant seeks such approval.

                (7b) Soils Report: Seller shall comply with Condition 7b of the TMP to the extent it relates to the installation of Orchard Parkway, Component Drive, or any other street improvements otherwise required of Seller as a Permit Required Improvement.

                (7c) Grading Permit: Condition 7c is a General Requirement.

                (7d) Tentative Map: Seller shall cause the Final Map to satisfy Condition 7d of the TMP.

                (7e) Storm: Seller shall cause the Final Map to satisfy the requirements of Condition 7e of the TMP. In addition, Seller shall be responsible for the construction of the 96" diameter storm drain pipe described in Condition 7e of the TMP.

                (7f) Abandonment: Seller shall comply with Condition 7f of the TMP.

                (7g) Street Improvements: Seller shall be responsible for constructing all improvements described in Condition 7g of the TMP, and for making such dedications as are required to implement this requirement; provided, however, that if after Closing any dedication is required by this Condition 7g and it affects either the Buyer's Property or Seller's Property, then each of Seller and Buyer shall cooperate in making such dedication or grant of easement necessary to satisfy such Condition 7g.

                (7h) North San Jose Deficiency Plan Fee: It is anticipated that the fee described in Condition 7h of the TMP will be payable, and shall be payable by, the Owner of the Buyer's Property or the Owner of the Seller's Property, as applicable, in connection with an application for a land use approval for the development of buildings on the property affected. However, if the City imposes such fee in connection with the implementation of the Final Map, the TMP, or the PD Permit as it relates to the Permit Required Improvements, such fee shall be allocated between the Owner of the Buyer's Property and the Owner(s) of the Seller's Property in proportion to the Floor Area entitlements for such properties.

                (7i) Stormwater Management: Condition 7i of the TMP is a General Requirement.

                (7j) Conceptual Alignment of Street: Seller shall comply with Condition 7j of the TMP; provided, however, that if any street that is part of the Permit Required Improvements needs to be realigned at the requirement of the City, and any further dedication or adjustment of boundaries is required to implement such realignment, then each of Seller and Buyer shall cooperate to make such dedication of land from the Buyer's Property and Seller's Property as is necessary to implement such realignment.

                (7k) Private Driveway: Seller shall comply with Condition 7k of the TMP, to the extent a driveway is shown on the Final Map.

                (7l) Construction Agreement: Seller shall comply with Condition 7l of the TMP.

                (7m) Landscaped Median Island: Seller shall comply with Condition 7m of the TMP.

                (8) Street Trees: Seller shall comply with Condition 8 of the TMP to the extent it affects any frontage along, or the median strip within, Orchard Parkway, or Atmel Way. Buyer shall be responsible for complying with this requirement to the extent it is applicable to Component Drive (and in this regard, Seller is responsible for irrigation systems and landscaping, but not street trees, required along Component Drive).

                (9) Conformance With Other Permits: Condition 9 of the TMP is a General Requirement.

                (10) Expiration of Permit: Condition 10 of the TMP is a General Requirement.

                B. PD Permit (the following paragraph references are to the enumerated conditions stated in the PD Permit):

                (1) Sewage Treatment Demand: Condition 1 of the PD Permit is a General Requirement.

                (2) Permit Expiration: Condition 2 of the PD Permit is a General Requirement.

                (3) Conformance with Plans: Condition 3 of the PD Permit is a General Requirement.

                (4) Revocation: Condition 4 of the PD Permit is a General Requirement.

                (5) Conformance with Municipal Code: Condition 5 of the PD Permit is a General Requirement.

                (6) Acceptance: Seller shall comply with Condition 6 of the PD Permit.

                (7) Planned Development District Effectuated: Condition 7 of the PD Permit is a General Requirement.

                (8) Construction Hours: Condition 8 of the PD Permit is a General Requirement.

                (9) Landscaping: Condition 9 of the PD Permit is a General Requirement. However, Seller shall be responsible for the installation of landscaping (other than street trees if required by the City) relating to the installation of Component Drive.

                (10) Certification: Condition 10 of the PD Permit is a General Requirement.

                (11) Discretionary Review: Condition 11 of the PD Permit is a General Requirement.

                (12) Lighting: Condition 12 of the PD Permit is a General Requirement.

                (13) Refuse: Condition 13 of the PD Permit is a General Requirement.

                (14) Utilities: Condition 14 of the PD Permit is a General Requirement; provided, however, that neither Seller nor Buyer shall be responsible, and Condition 14 shall not be construed to mean that either Buyer or Seller is responsible, for the undergrounding of the existing high-tension power lines generally following the course of Component Drive existing on the Buyer's Property as of the date of the foregoing Agreement.

                (15) Outside Storage: Condition 15 of the PD Permit is a General Requirement.

                (16) Sign Approval: Condition 16 of the PD Permit is a General Requirement.

                (17) Hazardous Materials Storage: Condition 17 of the PD Permit is a General Requirement.

                (18) Fire Flow: Condition 18 of the PD Permit is a General Requirement.

                (19) Fire Hydrants: Condition 19 of the PD Permit is a General Requirement; provided, however, that Seller shall use reasonable efforts to coordinate the development of Component Drive with Buyer to permit Buyer to efficiently comply with the requirements of Condition 19 to the extent it applies to improvements to be constructed by Buyer on the Buyer's Property.

                (20) Fire Hydrants and Driveways: Condition 20 of the PD Permit is a General Requirement.

                (21) Fire Lanes: Condition 21 of the PD Permit is a General Requirement.

                (22) Emergency Vehicle Accessibility: Condition 22 of the PD Permit is a General Requirement.

                (23) Tree Removals: Condition 23 of the PD Permit is a General Requirement.

                (24) Public Works Clearance: Condition 24 of the PD Permit generally requiring a Development Clearance from the Public Works Department is a General Requirement; provided, however, that the sub-conditions described in subparagraphs 24(a) - (p) shall be addressed as specified in this Exhibit.

                    (a) Storm Drainage, Sewer Fees: Condition 24(a) of the PD Permit shall be addressed in the same manner as Condition 7a of the TMP.

                    (b) Municipal Water Fees: With respect to Condition 24(b) of the PD Permit, this is a General Requirement (i.e., Seller is only required to pay those Major Water Facilities Fees that are required to be paid by the City as a condition to the construction of the street improvements and off-site traffic mitigation improvements that Seller is required to construct as part of the Permit Required Improvements).

                    (c) Soils Report: Condition 24(c) of the PD Permit is a General Requirement.

                    (d) Grading Permit: Condition 24(d) of the PD Permit is a General Requirement.

                    (e) Reclaimed Water: Condition 24(e) of the PD Permit is a General Requirement.

                    (f) Flood Elevation Certificate: Condition 24(f) of the PD Permit is a General Requirement.

                    (g) Grading and Drainage Plan: Condition 24(g) of the PD Permit is a General Requirement; provided, however, that Seller shall construct the 96-inch diameter storm drainpipe along the project frontage on Orchard Parkway to the satisfaction of the Director of Public Works as required by this Condition as part of the Permit Required Improvements.

                    (h) Reclaimed Water Irrigation Systems: Condition 24(h) of the PD Permit is a General Requirement.

                    (i) Street Improvements: Seller shall, as part of the Permit Required Improvements, construct all improvements described by Condition 24(i) of the PD Permit and make the dedication required by subparagraph (4) thereof; provided, however, that each of Seller and Buyer shall cooperate and make dedications required of it to implement the purpose of this Condition.

                    (j) Landscaped Median Island: Seller shall construct the improvements required by Condition 24(j) of the PD Permit.

                    (k) Street Trees: Seller shall comply with Condition 24(k) of the PD Permit; provided, however, that Seller shall not be responsible for the installation of street trees along the frontage of Component Drive.

                    (l) North San Jose Deficiency Plan Fee: Condition 24(l) of the PD Permit shall be addressed in the same manner as Condition 7h of the TMP.

                    (m) Storm Water Management: Condition 24(m) of the PD Permit is a General Requirement.

                    (n) Conceptual Alignment of Street: Seller shall comply with Condition 24(n) of the PD Permit; provided, however, that each of Seller and Buyer shall cooperate and make dedications required of it to implement the purpose of this Condition.

                    (o) Private Driveway: Seller shall comply with Condition 24(o) of the PD Permit.

                    (p) Construction Agreement: Condition 24(p) of the PD Permit is a General Requirement.

                (25) Building Clearance for Issuing Permits: Condition 25 of the PD Permit is a General Requirement.

                (26) Street Cleaning and Dust Control: Condition 26 of the PD Permit is a General Requirement.

                (27) Burrowing Owl Habitat: Condition 27 of the PD Permit is a General Requirement; provided, however, that to the extent the foregoing Agreement specifically set forth rights and responsibilities of Seller and Buyer with respect to the subject of burrowing owls and any mitigation plan relating to burrowing owls, such agreements shall govern their respective rights and responsibilities and not be modified by this Exhibit.

                (28) Archeology: Condition 28 of the PD Permit is a General Requirement.

                (29) Anti-Graffiti: Condition 29 of the PD Permit is a General Requirement.

                                   EXHIBIT 3.5

                   FORM OF TELECOMMUNICATIONS UTILITY EASEMENT



        Recording requested by
        and when recorded return to:

        Wilson Sonsini Goodrich & Rosati
        650 Page Mill Road
        Palo Alto, California 94304-1050
        Attn.: Real Estate Department/SPR


                               EASEMENT AGREEMENT

        THIS EASEMENT AGREEMENT (this "Agreement") is made as of ___________, 2001, by and between __________________, a _______________ ("Grantor") and
Agilent Technologies, Inc., a Delaware corporation ("Grantee").

                                R E C I T A L S:

        A. Grantor is the owner of real property located in the City of San Jose, County of San Jose, State of California, more particularly described on Exhibit A attached hereto and incorporated by reference herein ("Grantor's Property").

        B. Grantee is the owner of certain real property located in the City of San Jose, County of Santa Clara, State of California, adjacent to Grantor's Property ("Grantee's Property"). Grantee's Property is more particularly described on Exhibit B attached hereto and incorporated by reference herein.

        C. Grantor and Grantee desire that Grantor grant to Grantee an easement over a portion of Grantor's Property, as described herein.

        NOW THEREFORE, in consideration of good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties hereto, Grantor and Grantee agree as follows:

        1. Grantor Grant of Easement. Grantor hereby grants to Grantee an easement in perpetuity over, across and through that portion of Grantor's Property described on Exhibit C attached hereto (the "Easement Area") to construct, install, maintain, operate, inspect, repair, replace and remove underground telecommunications, electricity and other utilities and services, including, but not limited to, conduits, cables, wires and other facilities, and such aboveground structures, equipment and improvements as may be required in connection therewith (the "Improvements") by Grantor and its agents, employees, representatives, contractors, tenants, licensees and invitees. Such easement shall encumber Grantor's Property and shall benefit and be appurtenant to Grantee's Property. Grantor's Property and Grantee's Property may be referred to herein from time to time individually as "Property" and collectively as "Properties." Grantor grants to Grantee the express right to trim such trees and other foliage and to cut such roots in the Easement Area as may be necessary for the protection of the Improvements and the use thereof. Grantee shall retain title to the Improvements. The easement granted hereunder shall be unaffected by any change in use, whether such change is in the nature of use or the intensity of use, of the benefited land or any portion thereof.

        2. Maintenance. Grantee shall maintain the Improvements in a neat, safe and secure manner. For the purpose of maintaining, and installing, repairing, or replacing Improvements in, the Easement Area, Grantee shall have reasonable access to portions of the Grantor's Property outside the Easement Area. Grantor shall maintain the portion of Grantor's Property upon which the easement herein has been granted in good condition and repair.

        3. Above-Ground Improvements. To the extent feasible, Improvements installed in the Easement Area shall be installed underground. Any above-ground Improvements shall be limited to those that cannot be feasibly located underground at commercially reasonable cost (e.g., vents, accessways, meters), including without limitation facilities that are required to be located above-ground by any governmental entity or utility service provider. Such above-ground Improvements installed by Grantee shall not materially interfere with Grantor's use of the Easement Area for parking areas and roadways, or materially impair Grantor's ability to maintain landscaping thereon.

        4. Other Uses of Easement Area. Grantor may make uses of the Easement Area which do not materially interfere with or materially increase the cost of utilization of the Easement Area by Grantee for the uses permitted by this Easement Agreement. Such permitted uses include the installation of landscaping, driveways, and parking areas in the Easement Area, and the installation of below-ground utility conduits, cables, wires, pipes, lines and other facilities to the extent such below ground facilities are consistent with the preceding sentence. No buildings, storage facilities, loading docks, waste disposal facilities (except for sewer and storm drain facilities) or other structures may be located or constructed within the Easement Area. Grantee and Grantor shall use reasonable efforts to coordinate the design and installation of facilities that each is entitled to install within the Easement Area so that such usage can be done in a manner that is compatible and consistent with the limitations contained in this Easement Agreement.

        5. Term. The covenants and obligations set forth in this Agreement shall be perpetual and shall continue in full force and effect from the date of recordation hereof. Non-use or limited use of the easement shall not prevent Grantee from later making full use of the easement or constitute an abandonment or operate to terminate this Agreement. If all or any portion of the Easement Area or Improvements thereon is taken by condemnation or eminent domain or transfer in lieu thereof, then, as of the date of the taking, with regard to the portion of the Easement Area so taken, this Agreement shall cease, the provisions of this Agreement with respect thereto shall be null and void and of no further force or effect and Grantee shall be entitled to a share of any proceeds thereof allocable to Grantee's interest hereunder, including lost good will, relocation costs and the unamortized value of the Improvements.

        6. Covenants Run with Land. All of the provisions, agreements, rights, powers, covenants, conditions and obligations contained in this Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors, assigns, devisees, administrators and representatives, and all other persons acquiring all or any portion of one or more of the Properties. All of the provisions of this Agreement shall be covenants running with the land pursuant to any and all applicable laws. Each covenant with respect to the Easement Area runs with both Properties and shall benefit or be binding upon each successive owner of the Properties, respectively, during the period of ownership of all or any portion of one or more of the Properties.

        7. Negation of Partnership. None of the terms or provisions of this Agreement shall be deemed to create a partnership between the parties, nor shall this Agreement cause the parties to be considered or deemed to be joint venturers or members of any joint enterprise. This Agreement is not intended, nor shall it be construed, to create any third party beneficiary rights in or for the benefit of any person who is not a party hereto, except as otherwise expressly provided to the contrary in this Agreement.

        8. Adjustment in Easement Area. It is the intention of the parties that the Easement Area will run parallel to the southern boundary of a private drive to be installed on Grantor's Property to connect North First Street and Orchard Parkway to be known as Component Drive ("Component Drive"), as shown on the parcel map referred to in Exhibit A that constitutes Grantor's Property as a legal parcel (the "Final Map"). If Grantee, in installing Component Drive, adjusts the course of Component Drive from that shown on the Final Map, Grantee will cooperate with Grantor reasonably, at Grantor's sole cost, in realigning the Easement Area along the adjusted boundary of Component Drive in a manner reasonably acceptable to Grantor and Grantee.

        9. Miscellaneous. All exhibits attached hereto are incorporated by this reference as if fully set forth herein. This Agreement, including the exhibits and attachments hereto, constitute the entire agreement between the parties hereto relative to the subject matter hereof. Any and all prior discussions, negotiations, and understandings relating thereto are hereby merged herein. This Agreement cannot be amended, modified, revised or terminated orally, but only by a writing signed by the then-owners of record of the Properties; provided, however, that the then-owner of record of any of the Grantee's Property may, without the written agreement of the then-owner of record of the Grantor's Property, quitclaim its interest in this Agreement as to any portion of the Grantee's Property owned at such time by such owner. Headings set forth in this Agreement are intended for the ease of reference only. The invalidation of any of the provisions contained in this Agreement, or of the application thereof to any person by judgment or court order, shall in no way affect any of the other provisions hereof, or the application thereof to any other person, and the same shall remain in full force and effect to the maximum extent possible. In the event of any controversy, claim or dispute concerning the interpretation or enforcement of any of the provisions of this Agreement or the breach of any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, expenses and costs. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Grantee shall have the right to record this Agreement in the land records of the County in which Grantor's Property is located.

        IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date and year first above written.

                                            GRANTEE:

                                            AGILENT TECHNOLOGIES, INC.,
                                            a Delaware corporation

                                            By _________________________________

                                            Name _______________________________

                                            Its ________________________________

                                    [SIGNATURE MUST BE ACKNOWLEDGED]

                                            GRANTOR:

                                            ___________________________,

                                            a _____________________

                                            By _________________________________

                                            Name _______________________________

                                            Its ________________________________

                                    [SIGNATURE MUST BE ACKNOWLEDGED]

                                    Exhibit A

                               GRANTOR'S PROPERTY

        All that certain property in the City of San Jose, County of Santa Clara, State of California, described as follows:

        All of Parcel 2 as shown on that certain Map, entitled "Parcel Map", which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on January 30, 2001, in Book 736 of Maps, at pages 30, 31 and 32.

                                    Exhibit B

                               GRANTEE'S PROPERTY

        All that certain property in the City of San Jose, County of Santa Clara, State of California, described as follows:

        All of Parcel 1 as shown on that certain Map, entitled "Parcel Map", which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on January 30, 2001, in Book 736 of Maps, at pages 30, 31 and 32.

                                    Exhibit C

                                  EASEMENT AREA

                                   EXHIBIT 6.2

                             DUE DILIGENCE MATERIAL


1.      Draft Vesting Tentative Subdivision Map

2.      Draft PD Permit

3.      Preliminary Title Report dated December 27, 2000

4.      Phase I Environmental Assessment

5.      Draft ALTA Survey

6.      Draft Owl Mitigation Agreement

7.      Owl Survey

8.      Draft CC&Rs

                                  EXHIBIT 8.1.1

                               FORM OF GRANT DEED


RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:




MAIL TAX STATEMENTS TO:




                                   GRANT DEED

        FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Agilent Technologies, Inc., a Delaware corporation ("GRANTOR") hereby grants to _____________________, a ____________________, that certain property (the
"PROPERTY") located in the City of San Jose, County of Santa Clara, State of California, as more particularly described on Exhibit A attached hereto, together with all of Grantor's right, title and interest in and to all easements, privileges and rights appurtenant to the Property and pertaining or held and enjoyed in connection therewith. The conveyance hereunder is made subject to matters of record or apparent from an inspection or survey as of the date hereof.

        IN WITNESS WHEREOF, Grantor has executed this Grant Deed as of ____________, 2001.

                                                   GRANTOR:

                                                   AGILENT TECHNOLOGIES, INC.,
                                                   a Delaware corporation


                                                   By:__________________________



                                                   By:__________________________

                                    EXHIBIT A


        All that certain property in the City of San Jose, County of Santa Clara, State of California, described as follows:

        All of Parcel 2 as shown on that certain Map, entitled "Parcel Map", which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on January 30, 2001, in Book 736 of Maps, at pages 30, 31 and 32.

STATE OF CALIFORNIA                         )
                                            )ss.
COUNTY OF                                   )
____________________________________________)


        On _____________, 2001, before me, ________________________, personally appeared ________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.




        __________________________________        (Seal)

                                 EXHIBIT 10.5.1

                   TENTATIVE MAP PERMIT, FINAL MAP, PD PERMIT,
                        AND PERMIT REQUIRED IMPROVEMENTS

        1. Tentative Map Permit: As used in the Agreement and this Exhibit, the terms "Tentative Map Permit" and "TMP" shall mean that Tentative Map Permit bearing File No. PT00-08-106 issued and approved January 17 2001, a copy of which is attached as Exhibit 10.5.1.1.

        2. Final Map: As used in the Agreement and this Exhibit, the term "Final Map" shall mean that Parcel Map recorded January 30, 2001, in the Official Records of Santa Clara County, California, in Book 736 of Maps, at pages 30, 31 and 32.

        3. PD Permit: As used in the Agreement and this Exhibit, the term "PD Permit" shall mean that Planned Development Permit bearing File No. PD00-08-063, approved and issued January 18, 2001 by the City of San Jose, a copy of which is attached as Exhibit 10.5.1.2.

        4. Permit Required Improvements: As used in the Agreement and this Exhibit, the term "Permit Required Improvements" shall mean the obligations or actions to be performed by Seller that are described by the following Sections 4.B and 4.C made part of this Section 4 (with reference to the indicated Conditions of either the Tentative Map Permit or the PD Permit), but subject to the limitations contained in Section 4.A:

            A. Limitations: The scope of the Permit Required Improvements to be constructed or implemented by Seller shall be limited by the following:

                (1) Wherever in Section 4.B or 4.C there is a reference to "General Requirement", it is intended to mean that (i) Seller shall comply with such "General Requirement" in connection with its construction of the physical improvements it is required to construct as part of the Permit Required Improvements only if and to the extent the City requires compliance as a condition to the construction of such physical improvements that are part of the Permit Required Improvements; and, (ii) such "General Requirement" will or may be imposed in connection with any future land use approval or permit sought by either the owner of the Property or the owner of the Seller's Retained Property with respect to construction of buildings and other improvements in the future (e.g., a PD permit or a site development permit for buildings on either property), and that the applicant for such approval will be responsible for complying with such "General Requirement" at its cost without reimbursement from Seller (except to the extent Seller is the applicant for such future land use approval for the development of improvements on property owned by it).

                (2) Wherever in Section 4.B or 4.C of this Exhibit it is stated that "each of Seller and Buyer shall cooperate and make dedications or grant easements required of it to implement the purpose of this Condition" (or words of similar import), it is intended to mean that if after Closing further dedications or easements are required by the City to be conveyed affecting either the Property and/or the Seller's Retained Property to implement the purpose of the Condition in question, then Seller and/or Buyer, as applicable, shall cause the required dedication to be made from the property owned by it or the required easement to be created and conveyed over the property owned by it, and neither party shall have the obligation to reimburse the other for the cost to create such easement or make such dedication, including the loss of use of any land resulting from the creation of such easement, or the value of any land required to be so dedicated (subject to the limitation contained in the last sentence of Section
10.5.2.9 of the Agreement).

                (3) Where a condition of the Tentative Map Permit or the PD Permit is specifically made an obligation of Buyer by Section 4.B or 4.C of this Exhibit, it shall be excluded from the Permit Required Improvements and shall be an obligation of Buyer (or any subsequent owner of the Property).

            B. Tentative Map Permit (the following paragraph references are to the enumerated conditions stated in the Tentative Map Permit):

                (1) Improvements: Seller shall construct the improvements described by Condition 1 of the TMP.

                (2) Improvement Contract: Seller shall comply with Condition 2 of the TMP.

                (3) Public Use Easements: Seller shall make the dedications required by Condition 3 of the TMP; provided, however, that if following Closing further dedications are required affecting the Property or the Seller's Retained Property, each of Seller and Buyer shall cooperate in making any dedication or grant of easement required to implement the Tentative Parcel Map, the Final Map and the PD Permit.

                (4) Conveyance of Easements: Seller shall comply with Condition 4 of the TMP by making the required conveyance of easements; provided, however, that if after Closing further easements are required to be created and conveyed affecting the Property and/or the Seller's Retained Property, then each of Seller and Buyer shall cooperate to make any dedication or grant of easement required by this Condition 4.

                (5) Sewage Treatment Demands: Condition 5 of the TMP is a General Requirement.

                (6) Distribution Facilities: Seller shall comply with Condition 6 of the TMP to the extent the City requires that such facilities be installed in Orchard Parkway, Component Drive, or any public utility easement that is created in connection with the Final Map. Condition 6 of the TMP shall not be construed to obligate Seller or Buyer to put underground the existing above-ground electric power lines generally located along the alignment of proposed Component Drive, or any other existing above-ground electrical facilities.

                (7a) Storm Drainage, Sewer Fees: With respect to Condition 7a of the TMP, Seller shall pay storm drainage area fees imposed by the City in connection with the implementation of the Final Map, and Seller shall receive the benefit of all credits associated with the installation of storm drainage facilities; provided, however, that to the extent such credits exceed all storm drainage area fees, sanitary sewer connection fees, and sewer treatment plant fees that Seller is obligated to pay with respect to the Permit Required Improvements, then such excess credits shall be shared by Buyer and Seller in proportion to the FAR built or permitted to be built on the Property and the Seller's Retained Property if and to the extent the City will permit the reallocation of such net credits. All sanitary sewer connection fees and sewage treatment plant fees not required by the City to be paid as a condition to the construction of the Permit Required Improvements, shall be paid by the applicant for any land use approval for the development of buildings on the Property or the Seller's Retained Property, to the extent they relate to the improvements for which the applicant seeks such approval.

                (7b) Soils Report: Seller shall comply with Condition 7b of the TMP to the extent it relates to the installation of Orchard Parkway, Component Drive, or any other street improvements otherwise required of Seller as a Permit Required Improvement.

                (7c) Grading Permit: Condition 7c is a General Requirement.

                (7d) Tentative Map: Seller shall cause the Final Map to satisfy Condition 7d of the TMP.

                (7e) Storm: Seller shall cause the Final Map to satisfy the requirements of Condition 7e of the TMP. In addition, Seller shall be responsible for the construction of the 96" diameter storm drain pipe described in Condition 7e of the TMP.

                (7f) Abandonment: Seller shall comply with Condition 7f of the TMP.

                (7g) Street Improvements: Seller shall be responsible for constructing all improvements described in Condition 7g of the TMP, and for making such dedications as are required to implement this requirement; provided, however, that if after Closing any dedication is required by this Condition 7g and it affects either the Property or the Seller's Retained Property, then each of Seller and Buyer shall cooperate in making such dedication or grant of easement necessary to satisfy such Condition 7g.

                (7h) North San Jose Deficiency Plan Fee: It is anticipated that the fee described in Condition 7h of the TMP will be payable, and shall be payable by, the owner of the Property or the owner of the Seller's Retained Property, as applicable, in connection with an application for a land use approval for the development of buildings on the property affected. However, if the City imposes such fee in connection with the implementation of the Final Map, the TMP, or the PD permit as it relates to the Permit Required Improvements, such fee shall be allocated between the owner of the Property and the owner(s) of Seller's Retained Property in proportion to the FAR entitlements for such properties.

                (7i) Stormwater Management: Condition 7i of the TMP is a General Requirement.

                (7j) Conceptual Alignment of Street: Seller shall comply with Condition 7j of the TMP; provided, however, that if any street that is part of the Permit Required Improvements needs to be realigned at the requirement of the City, and any further dedication or adjustment of boundaries is required to implement such realignment, then each of Seller and Buyer shall cooperate to make such dedication of land from the Property and the Seller's Retained Property as is necessary to implement such realignment.

                (7k) Private Driveway: Seller shall comply with Condition 7k of the TMP, to the extent a driveway is shown on the Final Map.

                (7l) Construction Agreement: Seller shall comply with Condition 7l of the TMP.

                (7m) Landscaped Median Island: Seller shall comply with Condition 7m of the TMP.

                (8) Street Trees: Seller shall comply with Condition 8 of the TMP to the extent it affects any frontage along, or the median strip within, Orchard Parkway, or Atmel Way. Buyer shall be responsible for complying with this requirement to the extent it is applicable to Component Drive (and in this regard, Seller is responsible for irrigation systems and landscaping, but not street trees, required along Component Drive).

                (9) Conformance With Other Permits: Condition 9 of the TMP is a General Requirement.

                (10) Expiration of Permit: Condition 10 of the TMP is a General Requirement.

            B. PD Permit (the following paragraph references are to the enumerated conditions stated in the PD Permit):

                (1) Sewage Treatment Demand: Condition 1 of the PD Permit is a General Requirement.

                (2) Permit Expiration: Condition 2 of the PD Permit is a General Requirement.

                (3) Conformance with Plans: Condition 3 of the PD Permit is a General Requirement.

                (4) Revocation: Condition 4 of the PD Permit is a General Requirement.

                (5) Conformance with Municipal Code: Condition 5 of the PD Permit is a General Requirement.

                (6) Acceptance: Seller shall comply with Condition 6 of the PD Permit.

                (7) Planned Development District Effectuated: Condition 7 of the PD Permit is a General Requirement.

                (8) Construction Hours: Condition 8 of the PD Permit is a General Requirement.

                (9) Landscaping: Condition 9 of the PD Permit is a General Requirement. However, Seller shall be responsible for the installation of landscaping (other than street trees if required by the City) relating to the installation of Component Drive.

                (10) Certification: Condition 10 of the PD Permit is a General Requirement.

                (11) Discretionary Review: Condition 11 of the PD Permit is a General Requirement.

                (12) Lighting: Condition 12 of the PD Permit is a General Requirement.

                (13) Refuse: Condition 13 of the PD Permit is a General Requirement.

                (14) Utilities: Condition 14 of the PD Permit is a General Requirement; provided, however, that neither Seller nor Buyer shall be responsible, and Condition 14 shall not be construed to mean that either Buyer or Seller is responsible, for the undergrounding of the existing high-tension power lines generally following the course of Component Drive existing on the Property as of the Effective Date.

                (15) Outside Storage: Condition 15 of the PD Permit is a General Requirement.

                (16) Sign Approval: Condition 16 of the PD Permit is a General Requirement.

                (17) Hazardous Materials Storage: Condition 17 of the PD Permit is a General Requirement.

                (18) Fire Flow: Condition 18 of the PD Permit is a General Requirement.

                (19) Fire Hydrants: Condition 19 of the PD Permit is a General Requirement; provided, however, that Seller shall use reasonable efforts to coordinate the development of Component Drive with Buyer to permit Buyer to efficiently comply with the requirements of Condition 19 to the extent it applies to improvements to be constructed by Buyer on the Property.

                (20) Fire Hydrants and Driveways: Condition 20 of the PD Permit is a General Requirement.

                (21) Fire Lanes: Condition 21 of the PD Permit is a General Requirement.

                (22) Emergency Vehicle Accessibility: Condition 22 of the PD Permit is a General Requirement.

                (23) Tree Removals: Condition 23 of the PD Permit is a General Requirement.

                (24) Public Works Clearance: Condition 24 of the PD Permit generally requiring a Development Clearance from the Public Works Department is a General Requirement; provided, however, that the sub-conditions described in subparagraphs 24(a) - (p) shall be addressed as specified in this Exhibit.

                    (a) Storm Drainage, Sewer Fees: Condition 24(a) of the PD Permit shall be addressed in the same manner as Condition 7a of the TMP.

                    (b) Municipal Water Fees: With respect to Condition 24(b) of the PD Permit, this is a General Requirement (i.e., Seller is only required to pay those Major Water Facilities Fees that are required to be paid by the City as a condition to the construction of the street improvements and off-site traffic mitigation improvements that Seller is required to construct as part of the Permit Required Improvements).

                    (c) Soils Report: Condition 24(c) of the PD Permit is a General Requirement.

                    (d) Grading Permit: Condition 24(d) of the PD Permit is a General Requirement.

                    (e) Reclaimed Water: Condition 24(e) of the PD Permit is a General Requirement.

                    (f) Flood Elevation Certificate: Condition 24(f) of the PD Permit is a General Requirement.

                    (g) Grading and Drainage Plan: Condition 24(g) of the PD Permit is a General Requirement; provided, however, that Seller shall construct the 96-inch diameter storm drainpipe along the project frontage on Orchard Parkway to the satisfaction of the Director of Public Works as required by this Condition as part of the Permit Required Improvements.

                    (h) Reclaimed Water Irrigation Systems: Condition 24(h) of the PD Permit is a General Requirement.

                    (i) Street Improvements: Seller shall, as part of the Permit Required Improvements, construct all improvements described by Condition 24(i) of the PD Permit and make the dedication required by subparagraph (4) thereof; provided, however, that each of Seller and Buyer shall cooperate and make dedications required of it to implement the purpose of this Condition.

                    (j) Landscaped Median Island: Seller shall construct the improvements required by Condition 24(j) of the PD Permit.

                    (k) Street Trees: Seller shall comply with Condition 24(k) of the PD Permit; provided, however, that Seller shall not be responsible for the installation of street trees along the frontage of Component Drive.

                    (l) North San Jose Deficiency Plan Fee: Condition 24(l) of the PD Permit and shall be addressed in the same manner as Condition 7h of the TMP.

                    (m) Storm Water Management: Condition 24(m) of the PD Permit is a General Requirement.

                    (n) Conceptual Alignment of Street: Seller shall comply with Condition 24(n) of the PD Permit; provided, however, that each of Seller and Buyer shall cooperate and make dedications required of it to implement the purpose of this Condition.

                    (o) Private Driveway: Seller shall comply with Condition 24(o) of the PD Permit.

                    (p) Construction Agreement: Condition 24(p) of the PD Permit is a General Requirement.

                (25) Building Clearance for Issuing Permits: Condition 25 of the PD Permit is a General Requirement.

                (26) Street Cleaning and Dust Control: Condition 26 of the PD Permit is a General Requirement.

                (27) Burrowing Owl Habitat: Condition 27 of the PD Permit is a General Requirement; provided, however, that to the extent either the Agreement or the CC&Rs specifically set forth rights and responsibilities of Seller and Buyer with respect to the subject of burrowing owls and any mitigation plan relating to burrowing owls, such agreements shall govern their respective rights and responsibilities and not be modified by this Exhibit.

                (28) Archeology: Condition 28 of the PD Permit is a General Requirement.

                (29) Anti-Graffiti: Condition 29 of the PD Permit is a General Requirement.

                                  EXHIBIT 10.7

                       FORM OF SUBSTATION UTILITY EASEMENT



        Recording requested by
        and when recorded return to:

        Wilson Sonsini Goodrich & Rosati
        650 Page Mill Road
        Palo Alto, California 94304-1050
        Attn.: Real Estate Department/SPR



                               EASEMENT AGREEMENT

        THIS EASEMENT AGREEMENT (this "Agreement") is made as of ___________, 2001, by and between __________________, a _______________ ("Grantor") and
Agilent Technologies, Inc., a Delaware corporation ("Grantee").

                                R E C I T A L S:

        A. Grantor is the owner of real property located in the City of San Jose, County of San Jose, State of California, more particularly described on Exhibit A attached hereto and incorporated by reference herein ("Grantor's Property").

        B. Grantee is the owner of certain real property located in the City of San Jose, County of Santa Clara, State of California, adjacent to Grantor's Property ("Grantee's Property"). Grantee's Property is more particularly described on Exhibit B attached hereto and incorporated by reference herein.

        C. Grantor and Grantee desire that Grantor grant to Grantee an easement over a portion of Grantor's Property, as described herein.

        NOW THEREFORE, in consideration of good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties hereto, Grantor and Grantee agree as follows:

        1. Grantor Grant of Easement. Grantor hereby grants to Grantee an easement in perpetuity over, across and through that portion of Grantor's Property described on Exhibit C attached hereto (the "Easement Area") to construct, install, maintain, operate, inspect, repair, replace and remove underground telecommunications, electricity and other utilities and services, including, but not limited to, conduits, cables, wires and other facilities, and such aboveground structures, equipment and improvements as may be required in connection therewith (the "Improvements") by Grantor and its agents, employees, representatives, contractors, tenants, licensees and invitees. Such easement shall encumber Grantor's Property and shall benefit and be appurtenant to Grantee's Property. Grantor's Property and Grantee's Property may be referred to herein from time to time individually as "Property" and collectively as "Properties." Grantor grants to Grantee the express right to trim such trees and other foliage and to cut such roots in the Easement Area as may be necessary for the protection of the Improvements and the use thereof. Grantee shall retain title to the Improvements. The easement granted hereunder shall be unaffected by any change in use, whether such change is in the nature of use or the intensity of use, of the benefited land or any portion thereof.

        2. Maintenance. Grantee shall maintain the Improvements in a neat, safe and secure manner. For the purpose of maintaining, and installing, repairing, or replacing Improvements in, the Easement Area, Grantee shall have reasonable access to portions of the Grantor's Property outside the Easement Area. Grantor shall maintain the portion of Grantor's Property upon which the easement herein has been granted in good condition and repair.

        3. Above-Ground Improvements. To the extent feasible, Improvements installed in the Easement Area shall be installed underground. Any above-ground Improvements shall be limited to those that cannot be feasibly located underground at commercially reasonable cost (e.g., vents, accessways, meters), including without limitation facilities that are required to be located above-ground by any governmental entity or utility service provider. Such above-ground Improvements installed by Grantee shall not materially interfere with Grantor's use of the Easement Area for parking areas and roadways, or materially impair Grantor's ability to maintain landscaping thereon.

        4. Other Uses of Easement Area. Grantor may make uses of the Easement Area which do not materially interfere with or materially increase the cost of utilization of the Easement Area by Grantee for the uses permitted by this Easement Agreement. Such permitted uses include the installation of landscaping, driveways, and parking areas in the Easement Area, and the installation of below-ground utility conduits, cables, wires, pipes, lines and other facilities to the extent such below ground facilities are consistent with the preceding sentence. No buildings, storage facilities, loading docks, waste disposal facilities (except for sewer and storm drain facilities) or other structures may be located or constructed within the Easement Area. Grantee and Grantor shall use reasonable efforts to coordinate the design and installation of facilities that each is entitled to install within the Easement Area so that such usage can be done in a manner that is compatible and consistent with the limitations contained in this Easement Agreement.

        5. Term. The covenants and obligations set forth in this Agreement shall be perpetual and shall continue in full force and effect from the date of recordation hereof. Non-use or limited use of the easement shall not prevent Grantee from later making full use of the easement or constitute an abandonment or operate to terminate this Agreement. If all or any portion of the Easement Area or Improvements thereon is taken by condemnation or eminent domain or transfer in lieu thereof, then, as of the date of the taking, with regard to the portion of the Easement Area so taken, this Agreement shall cease, the provisions of this Agreement with respect thereto shall be null and void and of no further force or effect and Grantee shall be entitled to a share of any proceeds thereof allocable to Grantee's interest hereunder, including lost good will, relocation costs and the unamortized value of the Improvements.

        6. Covenants Run with Land. All of the provisions, agreements, rights, powers, covenants, conditions and obligations contained in this Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors, assigns, devisees, administrators and representatives, and all other persons acquiring all or any portion of one or more of the Properties. All of the provisions of this Agreement shall be covenants running with the land pursuant to any and all applicable laws. Each covenant with respect to the Easement Area runs with both Properties and shall benefit or be binding upon each successive owner of the Properties, respectively, during the period of ownership of all or any portion of one or more of the Properties.

        7. Negation of Partnership. None of the terms or provisions of this Agreement shall be deemed to create a partnership between the parties, nor shall this Agreement cause the parties to be considered or deemed to be joint venturers or members of any joint enterprise. This Agreement is not intended, nor shall it be construed, to create any third party beneficiary rights in or for the benefit of any person who is not a party hereto, except as otherwise expressly provided to the contrary in this Agreement.

        8. Miscellaneous. All exhibits attached hereto are incorporated by this reference as if fully set forth herein. This Agreement, including the exhibits and attachments hereto, constitute the entire agreement between the parties hereto relative to the subject matter hereof. Any and all prior discussions, negotiations, and understandings relating thereto are hereby merged herein. This Agreement cannot be amended, modified, revised or terminated orally, but only by a writing signed by the then-owners of record of the Properties; provided, however, that the then-owner of record of any of the Grantee's Property may, without the written agreement of the then-owner of record of the Grantor's Property, quitclaim its interest in this Agreement as to any portion of the Grantee's Property owned at such time by such owner. Headings set forth in this Agreement are intended for the ease of reference only. The invalidation of any of the provisions contained in this Agreement, or of the application thereof to any person by judgment or court order, shall in no way affect any of the other provisions hereof, or the application thereof to any other person, and the same shall remain in full force and effect to the maximum extent possible. In the event of any controversy, claim or dispute concerning the interpretation or enforcement of any of the provisions of this Agreement or the breach of any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, expenses and costs. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Grantee shall have the right to record this Agreement in the land records of the County in which Grantor's Property is located.

        IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date and year first above written.

                                    GRANTEE:

                                            AGILENT TECHNOLOGIES, INC.,
                                            a Delaware corporation

                                            By _________________________________

                                            Name _______________________________

                                            Its ________________________________

                                    [SIGNATURE MUST BE ACKNOWLEDGED]

                                            GRANTOR:

                                            ___________________________,
                                            a _________________________

                                            By _________________________________

                                            Name _______________________________

                                            Its ________________________________

                                    [SIGNATURE MUST BE ACKNOWLEDGED]

                                    Exhibit A

                               GRANTOR'S PROPERTY



        All that certain property in the City of San Jose, County of Santa Clara, State of California, described as follows:

        All of Parcel 2 as shown on that certain Map, entitled "Parcel Map", which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on January 30, 2001, in Book 736 of Maps, at pages 30, 31 and 32.

                                    Exhibit B

                               GRANTEE'S PROPERTY

        All that certain property in the City of San Jose, County of Santa Clara, State of California, described as follows:

        All of Parcel 1 as shown on that certain Map, entitled "Parcel Map", which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on January 30, 2001, in Book 736 of Maps, at pages 30, 31 and 32.

                                    Exhibit C

                                  EASEMENT AREA

                                  EXHIBIT 10.9

                              MITIGATION AGREEMENT